UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Stage Stores, Inc.
(Name of Registrant as Specified In Its Charter)

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_____________________________________

STAGE STORES INC.

BEALLS  GOODY’S  PALAIS ROYAL  PEEBLES  STAGE

______________________________________

Notice of 2010
Annual Meeting
and
Proxy Statement

This Page Intentionally Left Blank.

STAGE STORES INC.

BEALLS    GOODY’S    PALAIS ROYAL      PEEBLES       STAGE

10201 Main Street
Houston, Texas 77025

April 30, 2010

Dear Shareholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Shareholders of Stage Stores, Inc. on Thursday, June 10, 2010, at 1:00 p.m. local time, in Houston, Texas.  Information about the Annual Meeting is presented in the following pages.

The Annual Meeting will begin with a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a discussion on any other business matters that are properly brought before the meeting.

Your vote is very important.  We encourage you to read the Proxy Statement and vote your shares as soon as possible.  Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning your Proxy Card in the enclosed envelope or by submitting your vote and proxy by telephone or by the Internet.

If you will need special assistance at the Annual Meeting because of a disability, please contact Bob Aronson, Vice President, Investor Relations, at (800) 579-2302.

Thank you for your continued support of Stage Stores, Inc. We look forward to seeing you on June 10th.

Sincerely,

James R. Scarborough
Chairman of the Board

i

■ To be voted on at the meeting

EVERY SHAREHOLDER’S VOTE IS IMPORTANT.  PLEASE
COMPLETE, SIGN, DATE AND RETURN YOUR PROXY
CARD, OR SUBMIT YOUR VOTE AND PROXY BY
TELEPHONE OR BY THE INTERNET, AS SOON AS POSSIBLE

STAGE STORES INC.

BEALLS      GOODY’S      PALAIS ROYAL      PEEBLES       STAGE

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The 2010 Annual Meeting of Shareholders of Stage Stores, Inc. (the “Company”) will be held at the offices of the Company, 10201 Main Street, Houston, Texas 77025 on Thursday, June 10, 2010, at 1:00 p.m. local time.  If you need directions to attend the Annual Meeting, they can be found on our website, www.stagestoresinc.com, under “Investor Relations”.  The shareholders will vote on the following matters:

1.	Election of six Directors for a term of one year;

2.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for Fiscal 2010; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 12, 2010 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Edward J. Record
Chief Operating Officer,
Chief Financial Officer and Secretary
April 30, 2010

IMPORTANT VOTING INFORMATION

Broker Non-Vote.  If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”). There is an important change this year regarding broker non-votes and Director elections. See “Important Change” below, for information about the change.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on the election of Directors.

Important Change: A change to NYSE Rule 452 that became effective January 1, 2010 no longer permits brokers to vote in the election of Directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of Directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 10, 2010.

The Company’s 2010 Proxy Statement, 2009 Annual Report and 2009 Annual Report on Form 10-K are available to review at http://bnymellon.mobular.net/bnymellon/ssi.

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING

In accordance with the Company’s security procedures, all persons attending the Annual Meeting must present either their E-Notice, or the Admission Ticket found on their Proxy Card (if they requested and received a Proxy Card), or a brokerage statement or other proof of ownership of Stage Stores stock as of the Record Date, and picture identification.  If you are a shareholder of record and plan to attend the meeting in person, please bring your E-Notice or your Admission Ticket with you to the meeting.  For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by Stage Stores, Inc. (the “Company”, “we”, “our” or “us”) on behalf of the Board of Directors (the “Board”) for the 2010 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at the principal executive offices of the Company, 10201 Main Street, Houston, Texas 77025, on Thursday, June 10, 2010, at 1:00 p.m. local time. This Proxy Statement and Proxy Card are first being made available to the shareholders on or about April 30, 2010.  The proxy will be voted at the Annual Meeting if the signer of the Proxy Card or the shareholder submitting their vote and proxy by mail, by telephone or by the Internet was a shareholder of record on April 12, 2010 (the “Record Date”).

NOTICE ONLY DELIVERY METHOD

In 2009, we adopted the “Notice Only Delivery Method” of distributing our Proxy Statement, Proxy Card and Annual Report to shareholders.  Therefore, we will mail a Notice of Internet Availability of Proxy Materials (“E-Notice”) to shareholders rather than paper copies of these documents.  If you would like to receive a paper copy of these documents, you must request one.  Instructions on how to request a copy by telephone, email or the Internet are contained in the E-Notice.

VOTING

               The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  On the Record Date, there were 38,449,491 shares of our common stock, par value $0.01, outstanding and entitled to vote at the Annual Meeting.  A list of the shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting for purposes relating to the Annual Meeting.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions by completing, signing, dating and returning your Proxy Card in the envelope provided (if you requested a paper copy of the Proxy Card) or by submitting your vote and proxy by telephone or by the Internet.  Submitting your instructions by Proxy Card, by telephone, or by the Internet will not affect your right to attend the Annual Meeting and vote.  A shareholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy, or by notifying the Inspectors of Election in writing of such revocation.

The representation in person or by proxy of a majority of the outstanding shares of our common stock entitled to a vote at the Annual Meeting is necessary to provide a quorum for the transaction of business at the Annual Meeting. Shares can only be voted if the shareholder is present in person or is represented by a properly signed Proxy Card or by a vote and proxy submitted by telephone or by the Internet.  Each shareholder’s vote is very important. Whether or not you plan to attend the Annual Meeting in person, please sign and promptly return the  Proxy Card (if you requested a paper copy of the Proxy Card) or submit your vote and proxy by telephone or by the Internet.  All signed and returned Proxy Cards and votes and proxies submitted by telephone or by the Internet will be counted towards establishing a quorum for the Annual Meeting, regardless of how the shares are voted.

A shareholder of record on the Record Date may vote in any of the following four ways:

•	by toll-free number at 1-866-540-5760; or

•	by the Internet at http://www.proxyvoting.com/ssi; or

•	by completing and mailing a Proxy Card (if you requested a paper copy of the Proxy Card); or

•	by written ballot at the Annual Meeting.

If you vote by mail, by the Internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on Wednesday, June 9th, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you return or otherwise complete your Proxy Card, but you do not indicate your voting preferences, the proxies will vote your shares FOR Items 1 (election of Directors) and 2 (ratification of selection of Deloitte & Touche LLP) and in their discretion for Item 3 (such other matters as may properly come before the Annual Meeting or any adjournment thereof).

If your shares are held in a brokerage account (this is called “street name”), you should follow the voting directions provided by the broker.  You may complete and mail a voting instruction card to the broker or, in most cases, submit voting instructions by mail, by telephone or by the Internet. Your shares should be voted by the broker as you have directed.

If your shares are held in street name and you wish to have your shares voted for the election of Directors, you must either (i) instruct your broker how to vote your shares, (ii) vote your shares by phone or the Internet, or (iii) bring a brokerage statement, written proxy from your broker, or other proof of ownership of Stage Stores stock as of the Record Date with you to the Annual Meeting.

We will pass out written ballots to any shareholder entitled to vote at the Annual Meeting.

For additional information concerning the manner of proxy solicitation and voting, please see “Additional Information” on page 59 of this Proxy Statement.

MATTERS TO BE ACTED UPON

ITEM 1 - ELECTION OF DIRECTORS

INFORMATION RELATING TO DIRECTORS AND DIRECTOR NOMINEES

Jim Scarborough

Jim Scarborough, who served as our Chief Executive Officer from September 2000 to November 2008 and who has also served as the Chairman of our Board since August 2001, will be retiring from the Board after the conclusion of our Annual Meeting. Based upon his extensive years of experience in the retail industry and his long term service with our Company, Mr. Scarborough not only played the lead role in our successful reorganization efforts, but he was instrumental in growing the reach of our small market business model.  Thanks to his efforts and strategic vision, our Company is strong and is well positioned for the future. We thank him for his years of service, and his contributions to our Company, and wish him all of the best in his well deserved retirement.

Tom Mentzer

On February 26, 2010, Tom Mentzer, who had been an independent Director of our Company since August 24, 2001, passed away at the age of 58.  At the time of his death, Dr. Mentzer was the Chairman of our Corporate Governance and Nominating Committee and a member of the Compensation Committee.  His membership on our Board, his outstanding expertise in supply chain management, his integrity and high ethical standards, and his extraordinary dedication to the Company brought great credit to both our Board and to the Company. Tom will be sorely missed.

Sharon Mosse

After six years of dedicated service to the Company as a Director, Sharon Mosse will be retiring from the Board after the conclusion of the Annual Meeting. With her extensive experience in the retail industry, Ms. Mosse has brought an in-depth knowledge of marketing to the Board. We thank her for her years of valuable service and her contributions to our Company and we wish her all of the best.

Cheryl Nido Turpin

On March 25, 2010, Cheryl Nido Turpin was appointed a Director.

In General

Due to the retirement of Jim Scarborough and Sharon Mosse, the Company is conducting a search for a minimum of two additional Directors. To the extent required by the rules of the Securities and Exchange Commission (“SEC”), certain information concerning Mr. Scarborough, Dr. Mentzer and Ms. Mosse is provided in this Proxy Statement.

At the Annual Meeting, six Directors are to be elected to hold office until the 2011 Annual Meeting and until their successors have been elected and have qualified. Information concerning the six nominees is set forth below.  All of the nominees are currently Directors.  The Board has determined that the following five Director nominees are Independent Directors, as independence is defined by the New York Stock Exchange:  Alan J. Barocas, Michael L. Glazer, William J. Montgoris, David Y. Schwartz and Cheryl Nido Turpin.  Mr. Hall, the sixth Director nominee, is not an Independent Director as he is our President and Chief Executive Officer. The Board’s Corporate Governance and Nominating Committee recommended those current Directors for re-election.  The Board knows of no reason why any nominee may be unable to serve as a Director.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Board Composition

Nominees for Director are selected on the basis of broad experience, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity), wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment, and a willingness to devote adequate time to Board duties.

Below we identify and describe the specific experience, qualifications, attributes or skills (collectively, “Director Qualifications”) our Directors bring to the Board that are important in light of our business. The specific Directors’ Qualifications that the Corporate Governance and Nominating Committee and the Board considered in each Director’s re-nomination follow their individual biographies.

•
Leadership experience. We believe that Directors with experience in significant leadership positions over an extended period, especially Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”) positions, provide the Company with special insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Finance experience. We believe that an understanding of finance and financial reporting processes is important for our Directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and vigorous auditing are critical to our success. We seek to have at least two of the three members of our Audit Committee qualify as Audit Committee Financial Experts and we expect all of our Directors to be financially knowledgeable.

•	Industry experience. We seek to have Directors with experience as executives, directors, consultants, professionals or other capacities in the retail industry.

•	Marketing experience. As a retailer, marketing is critical to our success. Therefore, marketing expertise is very important to us.

•
Real estate experience. As of January 30, 2010, we operated 758 stores in 39 states.  In addition to opening new stores, the Company has continued to invest in the expansion, relocation and remodeling of its existing stores.  Therefore, real estate expertise is very important to us.

 The following information pertains to each nominee’s (i) age as of April 12, 2010, (ii) principal occupations for at least the past five years, and (iii) directorships in other public companies at any time during the past five years.

Name	Age	Positions Currently Held
Alan J. Barocas	61	Director
Michael L. Glazer	61	Director, Chairman of Compensation Committee
Andrew T. Hall	49	Director, President and Chief Executive Officer
William J. Montgoris	63	Director, Lead Independent Director, Chairman of Corporate Governance and Nominating Committee
David Y. Schwartz	69	Director, Chairman of Audit Committee
Cheryl Nido Turpin	62	Director

Mr. Barocas has been a Director since January 2007.  Since May 2006, he has been the principal of Alan J. Barocas and Associates, a real estate consulting firm.  From June 1981 to April 2006, Mr. Barocas was employed by GAP, Inc.  His last position with GAP, Inc. was Senior Vice President of Real Estate.  He is a past Trustee of the International Council of Shopping Centers (ICSC).

Director Qualifications:

•
Leadership and Industry experience: former Senior Vice President of Real Estate of a large public company in the retail industry; twenty-five years of experience with a large public company in the retail industry

•	Real estate experience: more than thirty years of real estate experience, twenty-five of which were with a large public company in the retail industry

 Mr. Glazer has been a Director since August 2001.  Since October 2009, he has served as President and CEO of Mattress Giant Corporation located in Addison, Texas.  From August 2005 to October 2009, Mr. Glazer served as Managing Director of Team Neu, located in Pittsfield, Massachusetts.  From May 1996 to August 2005, he served as President and Chief Executive Officer of KB Toys, Inc.  KB Toys, Inc. filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 14, 2004 and emerged from Chapter 11 in August 2005.  From April 1995 to January 1999, Mr. Glazer also served as President of Big Lots.  From March 1990 to January 1995, he served as President of the Bombay Company.  Mr. Glazer is also a Director of CPI Corporation.   He also formerly served on the boards of Brookstone and Big Lots.

Director Qualifications:

•	Leadership experience: current President and CEO of a privately held company in the retail industry with 1,000 employees; former President and CEO of three public companies in the retail industry

•	Industry experience: thirty-five years of experience in the retail industry

Mr. Hall joined the Company in February 2006 as President and Chief Operating Officer and assumed the position of President and Chief Executive Officer in November 2008.  He became a Director in March 2008.  Mr. Hall was employed by Foley’s, a Houston-based division of May Department Stores, Inc., from June 2002 to February 2006.  While at Foley’s, Mr. Hall served as Chief Financial Officer (June 2002 to April 2003) and as Chairman (May 2003 to February 2006).

Director Qualifications:

•	Leadership and Industry experience: current President and CEO of the Company; former Chairman of Foley’s, a division of May Department Stores; seventeen years of experience in the retail industry

•	Finance experience: Certified Public Accountant; former CFO of a division of a large public company in the retail industry

Mr. Montgoris has been a Director since June 2004.  He retired from The Bear Stearns Companies, Inc. in June 1999.  During the 1987 to 1999 period, Mr. Montgoris served in the following positions with Bear Stearns:  Chief Operating Officer (1996 to 1999), Chief Operating Officer and Chief Financial Officer (1993 to 1996) and Chief Financial Officer (1987 to 1993).  Mr. Montgoris is also a director of Carter’s, Inc. and OfficeMax Incorporated.  From June 1999 to March 2009, he served as a director of the Reserve Fund, a family of money market mutual funds.

Director Qualifications:

•
Leadership, Industry and Committee experience: former COO of a leading global investment banking, securities trading and brokerage firm; member of the Audit Committee of a large public company that is the largest branded marketer in the United States of apparel exclusively for babies and young children; member of the Audit and Compensation Committees of a large public company that is a leader in both business-to-business and retail office products distribution

•	Finance experience: accounting background; former CFO of a leading global investment banking, securities trading and brokerage firm

Mr. Schwartz has been a Director since July 2007.  Since June 1997, Mr. Schwartz has been a business advisor and consultant to various companies principally in the retail, distribution and services industries.  Prior to that, Mr. Schwartz spent thirty-five years with Arthur Andersen, LLP, from which he retired as a Senior Partner in June 1997.  While at Arthur Andersen, he served clients in various industries, primarily retailing, distribution and communications.  Mr. Schwartz is also a director of Walgreen Co., Foot Locker, Inc. and True Value Company.

Director Qualifications:

•
Leadership, Industry and Audit Committee experience: member of the Board of Directors of two large companies in the retail industry and one large company in the wholesale distribution industry; Chairman of the Audit Committee of two large companies, one of which is a public company in the retail industry and one of which is in the wholesale distribution industry; Chairman of the Finance and Strategic Planning Committee of a large public company in the retail industry

•
Finance experience: Certified Public Accountant;  former partner with Arthur Andersen (partner in charge of Retail Industry Program and Managing Partner of the Chicago office’s Attest and Business Consulting Practice)

Ms.  Turpin was appointed a Director on March 25, 2010.  She retired from The Limited Stores, Inc. in August 1997.  From June 1994 to August 1997, Ms. Turpin served as President and Chief Executive Officer of The Limited Stores, Inc. From January 1990 to June 1994, she was President and CEO of Lane Bryant, a subsidiary of The Limited Stores, Inc.  Ms. Turpin is also a director of Foot Locker, Inc. and The Warnaco Group, Inc.

•
Leadership and Committee experience:  former President and CEO of a large specialty retail business; Chairman of the Compensation Committee and member of the Corporate Governance and Nominating Committee of a large public company in the retail industry; member of the Compensation Committee and Corporate Governance and Nominating Committee of another large public company in the retail industry

•	Industry experience: extensive experience in department store and apparel specialty store retailing

Your Board of Directors recommends a vote FOR each nominee for Director.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES

In General

Our business is managed under the direction of our Board.  Our Board currently consists of eight Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices, stores and distribution centers, and by participating in meetings of the Board and its Committees.

Corporate Governance

Board Leadership Structure.  Andy Hall, our Chief Executive Officer, does not serve as the Chairman of our Board.  We believe that this leadership structure is appropriate for the Company because while it allows the Chief Executive Officer to speak for and lead the Company and communicate with other members of senior management, it provides for effective oversight by our Board, all of whose members are independent with the exception of Messrs. Hall and Scarborough, and all of whom are highly qualified and experienced and, other than Messrs. Hall and Scarborough, exercise a strong independent oversight function.  This oversight function is enhanced by the fact that all of the Board’s standing committees—Audit, Compensation, and Corporate Governance and Nominating—are comprised entirely of independent Directors. Further, as set forth below in “Information Relating to the Board of Directors and Committees—Lead Independent Director”, the Board has designated one of the independent Directors as Lead Independent Director.

The Board’s Role in Risk Oversight. The Board’s role in the risk oversight of the Company is administered directly and through its standing committees as follows:

•
The Audit Committee has primary responsibility for financial oversight. In that regard, the Audit Committee’s purpose is to assist in the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications, independence and work, and (iv) the performance of the Company’s internal audit function and independent auditors. The Committee acts independently as authorized and assists the Board in fulfilling its oversight responsibilities by reviewing certain financial information that is provided to the Board and others, the internal control structure, the audit process, and the adherence to applicable laws and regulations. Considering the size and complexity of the Company, the Committee must apply reasonable materiality standards to all of its activities. In addition, the Audit Committee has certain responsibilities with respect to our compliance program.  For additional information, see “Information Relating to the Board of Directors and Committees—Audit Committee” and “Item 2—Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2010—Audit Committee Report” later in this Proxy Statement.

•
The Compensation Committee considers the risks associated with our compensation policies and practices for all employees, including non-executive officers, to ensure that they do not create risks that are reasonably likely to have a material adverse affect on the Company. For additional information, see “Information Relating to the Board of Directors and Committees—Compensation Committee” later in this Proxy Statement.

•
The Corporate Governance and Nominating Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over the Company’s Corporate Governance Guidelines, by recommending qualified individuals for nomination as Directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters.  For additional information, see “Information Relating to the Board of Directors and Committees—Corporate Governance and Nominating Committee” later in this Proxy Statement.

•
The Board is kept abreast of its Committees' risk oversight and other activities via reports of each Committee Chairman to the full Board. These reports are presented at every regular Board meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

•	Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the Committees if requested.

The Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our development activities. In addition, the Board receives detailed regular reports from the members of our senior management team, which consists of the heads of our principal business and corporate functions—that include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and are discussed, as necessary, at Board meetings. Further, the Board is routinely informed of developments affecting the Company that could affect our risk profile or other aspects of our business.

Director Independence. Six of our eight Directors are Independent Directors, as independence is defined by the New York Stock Exchange (“NYSE”).   Two of our Directors are not Independent Directors by virtue of the fact that they are our former Chief Executive Officer and current consultant (Jim Scarborough) and our current President and Chief Executive Officer (Andy Hall). All members of the Board’s Audit, Compensation, and Corporate Governance and Nominating Committees are Independent Directors.  Members of the Audit Committee must also satisfy, and they do satisfy, a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their Directors’ compensation.

Corporate Governance Guidelines. The Board has adopted written Corporate Governance Guidelines (the “Governance Guidelines”) to assist it in the exercise of its corporate governance responsibilities.  The purpose of the Governance Guidelines is to provide a structure within which our Directors and our management can monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available on our website at www.stagestoresinc.com.  They can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Corporate Governance Guidelines.”

Lead Independent Director. The Governance Guidelines provide that if the Chairman of the Board is not an Independent Director, the Independent Directors must appoint a Lead Independent Director.  Since Mr. Scarborough, the Chairman of the Board, is not an Independent Director, the Independent Directors have appointed Mr. Montgoris as the Lead Independent Director.  The Lead Independent Director is required to perform the following duties:

•	Coordinate the activities of the Independent Directors;

•	Provide the Chairman of the Board with input on agendas for the Board and Board committee meetings;

•	Coordinate and develop the agenda for, and chair executive sessions and other meetings of, the Independent Directors;

•	Facilitate communications between the Chairman of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board;

•	Discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee;

•	Convey to the Chief Executive Officer, together with the Chairman of the Compensation Committee, the results of the Chief Executive Officer’s performance evaluation; and

•	Preside at regularly scheduled executive sessions of the Independent Directors.

Code of Ethics for Senior Officers. In order to promote ethical conduct in the practice of financial management throughout the Company, the Board has adopted a Code of Ethics for Senior Officers (the “Code”).  We believe that in addition to the Chief Executive Officer, the Chief Financial Officer and the Controller each holds an important and elevated role in corporate governance.  The Code is designed to deter wrongdoing and provides principles to which our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are expected to adhere and advocate.  These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to the shareholders, the public and others who have a stake in our continued success.  The Code is available on our website at www.stagestoresinc.com.  It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Code of Ethics for Senior Officers.”  We intend to disclose future amendments to certain provisions of the Code, or waivers of such provisions granted to Directors and executive officers, if any, on our website within four business days following the date of such amendment or waiver or as otherwise may be required by the SEC.

Code of Ethics and Business Conduct. The Board has also adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which is the basic set of policies and procedures governing the behavior of all Directors, executive officers, and other employees of the Company (each employee an “Associate” and collectively the “Associates”) in conformance with Section 303A.10 of the NYSE Listed Company Manual.  It is our policy to adhere to the highest standards of business ethics in all our business activities.  When Associates are engaged in any activity concerning the Company, our customers, competitors, suppliers, other Associates, shareholders or the general public, they must maintain standards of uncompromising integrity and conduct themselves in a professional manner with a positive, supportive attitude about the Company.  The Code of Ethics is available on our website at www.stagestoresinc.com.  It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Code of Ethics and Business Conduct.”  We intend to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to Directors and executive officers, if any, on our website within four business days following the date of such amendment or waiver or as otherwise may be required by the NYSE or the SEC.

Non-Accounting Complaints. We have established procedures to enable anyone who has a concern about a violation of the Code of Ethics or any other Company policy to report that concern through normal Company channels or anonymously.  An Anonymous Ethics Hotline is maintained by an independent third party and is available 24 hours a day, 7 days a week.

Accounting Complaints.   The Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.  These procedures, which are incorporated into the Code of Ethics, (i) set forth a statement about our commitment to comply with the laws; (ii) encourage employees to inform us of conduct amounting to a violation of the applicable standards; (iii) describe prohibited conduct; (iv) set forth compliance procedures that employees can easily use, including making anonymous complaints; and (v) provide assurances that there will be no retaliation for reporting suspected violations.

Policy on Poison Pills. The term “Poison Pill” refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.  The Board has not adopted a Poison Pill.  However, as we are a Nevada corporation, our Articles of Incorporation provide that we have expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes (“NRS”) with respect to the acquisition of a controlling interest in the Company.  NRS 78 provides that a person who seeks to acquire a “Controlling Interest” (20% or greater) in a Nevada corporation will only obtain such voting rights in the shares acquired (the “Control Shares”) as are granted by a vote of the holders of a majority of the remaining voting power of the Company at a special or annual meeting of the shareholders.  In addition, NRS 78 provides that the Company may redeem not less than all of the Control Shares at the average price of the Control Shares if the Control Shares are not granted full voting rights by the shareholders.

Attendance at Board, Committee and Annual Meetings

Board Meetings.  The Board held four regular meetings and one special meeting during the 2009 fiscal year.  During the 2009 fiscal year, no current Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and of meetings held by committees of the Board on which he or she was a member during the time he or she was a Director.  In addition to regularly scheduled meetings, a number of Directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

Executive Sessions (Meetings of Independent Directors). As described in the Governance Guidelines, the Independent Directors meet in regularly scheduled executive sessions without employees and non-independent Directors present.

Annual Meeting. It is the Board’s policy that Directors should attend our annual meeting of the shareholders absent exceptional cause.  Last year, all Directors attended the annual meeting of shareholders.

Standing Committees

The Board has the following standing committees: Corporate Governance and Nominating, Audit and Compensation.  Each committee operates under a written charter that is periodically reviewed by the respective committee and the Corporate Governance and Nominating Committee.  The following table provides information concerning the independence of our Directors and the current membership of each committee.

Director	Board	Corporate Governance and Nominating Committee	Audit Committee	Compensation Committee
Mr. Barocas (I)	X	X	X
Mr. Glazer (I)	X	X		X (C)
Mr. Hall	X
Mr. Montgoris (I)(LID)	X	X (C)	X (ACFE)	X
Ms. Mosse (I)	X	X		X
Mr. Scarborough	X (C)
Mr. Schwartz (I)	X	X	X (C)(ACFE)
Ms. Turpin (I)	X	X		X
_______________________________________________

(I)	The named Director is an Independent Director.
(C)	The named Director is the Chairman.
(LID)	The named Director is the Lead Independent Director.
(ACFE)	The named Director is an Audit Committee Financial Expert.

Anticipated Changes in Board and Committee Leadership

Mr. Montgoris is serving as interim Chairman of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee due to the death of Tom Mentzer.  If Mr. Montgoris is reelected at the Annual Meeting, we anticipate that he will be appointed Chairman of the Board, in which case his position as Lead Independent Director will no longer be needed.  If Mr. Glazer is reelected at the Annual Meeting, we anticipate that he will replace Mr. Montgoris as Chairman of the Corporate Governance and Nominating Committee. If Ms. Turpin is reelected at the Annual Meeting, we anticipate that she will replace Mr. Glazer as Chairman of the Compensation Committee.

Corporate Governance and Nominating Committee

In General.  The members of the Corporate Governance and Nominating Committee are William Montgoris (Chairman), Alan Barocas, Michael Glazer, Sharon Mosse, David Schwartz and Cheryl Nido Turpin, all of whom are Independent Directors.  The Committee’s primary purposes are (i) to develop, maintain and review the Governance Guidelines and propose changes to the Governance Guidelines as corporate governance developments warrant, (ii) to consider any Director candidates recommended by shareholders, (iii) to identify, recruit and recommend potential candidates for nomination as Directors to the Board consistent with criteria approved by the Board, and to nominate Directors for membership on Board committees, (iv) to evaluate the overall performance of the Board, the committees of the Board, the Directors and management and (v) to report annually to the Board on the status of the Chief Executive Officer’s succession plan.  The Committee assists the Board in fulfilling its corporate governance and oversight responsibilities by reviewing corporate governance issues that may be brought before the Board, by exercising oversight over the Governance Guidelines, by recommending qualified individuals for nomination as Directors and reviewing their performance, and by reviewing applicable laws and regulations related to corporate governance matters.  Annually, the Committee evaluates the overall performance of the Board and the Governance Guidelines.  Periodically, the Committee reviews the compensation paid to the Directors.  An annual performance evaluation of the Corporate Governance and Nominating Committee is conducted by the Board and the members of the Committee. The Committee met six times during the 2009 fiscal year.

Corporate Governance and Nominating Committee Charter. The Corporate Governance and Nominating Committee’s Charter is posted on our website at www.stagestoresinc.com. It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “CG&NC Charter”.

Evaluation of the Chairman, the Board, Board Committees and Individual Directors. The Corporate Governance and Nominating Committee is responsible for establishing the evaluation criteria and implementing the process for the annual evaluation of the Chairman, the Board, the Board Committees and the individual Directors.  Each Director annually evaluates the Chairman, the Board, the Board Committees and the other Directors.  With respect to the Chairman, the Board and the Board Committees, the evaluations are of their overall performance as a whole and the Committee considers specific areas in which the Directors believe a better contribution could be made.  The results of the evaluations of the Chairman, the Board and the Board Committees are reported to the entire Board by the Lead Independent Director.  With respect to the evaluation of individual Directors, the purpose of the evaluation is to increase the corporate governance effectiveness of the Board, not to target individual Directors.  The results of the individual Director evaluations are communicated to the respective Directors by the Lead Independent Director and, in the case of the Lead Independent Director, by outside counsel.

Evaluation of the Guidelines, Committee Charters, Corporate Governance Policies and Related Party Transactions.  With input from the other Directors, the Corporate Governance and Nominating Committee reports annually to the Board on its evaluation of the Governance Guidelines, the Committee charters, any other corporate governance policies, and any related party transactions (transactions involving the Company and any executive officer, Director, employee or their affiliates and immediate family members).

Director Qualifications; Process for Identifying and Evaluating Nominees. Nominees for Director must possess the following minimum qualifications: broad experience, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity), wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment, and a willingness to devote adequate time to Board duties.  The Corporate Governance and Nominating Committee is responsible for assessing the appropriate balance of skills and qualifications required of Directors.  In identifying and evaluating nominees for Director, including nominees recommended by shareholders, the Corporate Governance and Nominating Committee will implement such processes as it deems appropriate including, in its sole discretion, retaining a third party or third parties to identify or evaluate or assist in identifying or evaluating potential nominees.  However, at a minimum, each nominee for Director must (i) meet the minimum qualifications set forth above, (ii) have at least one interview with the Corporate Governance and Nominating Committee and with any other Board member who requests an interview, and (iii) complete and sign a Director and Executive Officer Questionnaire in a form deemed appropriate by the Board prior to his or her nomination to the Board.  Each Director must no less than annually complete and sign a Director and Executive Officer Questionnaire in a form deemed appropriate by the Board.  In the event any information contained on a Director’s most recent Director and Executive Officer Questionnaire becomes incomplete or inaccurate, it is the responsibility of the Director to provide complete and accurate information to the Corporate Governance and Nominating Committee within thirty days. When formulating its Director recommendations, the Committee will also consider any advice and recommendations offered by our Chief Executive Officer and any other members of the Board.

Diversity.  The Board endeavors to have a Board representing a range of experience in business and in other areas that are relevant to the Company’s activities. The goal of the Corporate Governance and Nominating Committee is to achieve a Board that, as a whole, provides effective oversight of the management and business of the Company, through, among other things, diversity (differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity).  This policy with respect to the consideration of diversity in identifying Director nominees is implemented, and its effectiveness assessed, annually by both the Board and the Corporate Governance and Nominating Committee as part of the Director nomination process.

Consideration of Shareholder Nominees. When formulating its Director recommendations, the Corporate Governance and Nominating Committee will also consider any written recommendations received from our shareholders identifying the nominee and stating his or her qualifications.  The Committee evaluates all nominees for Director in the same manner regardless of the source of the recommendation.  For the Annual Meeting of Shareholders in 2011, recommendations for Director nominees must be submitted in writing by December 31, 2010 to the Corporate Governance and Nominating Committee, c/o Edward J. Record, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, and must include the names of such nominees, together with their qualifications for service as a Director of the Company.

Succession Planning.  The Governance Guidelines require (i) the Corporate Governance and Nominating Committee to make an annual report to the Board on emergency as well as expected Chief Executive Officer succession planning and (ii) the Chief Executive Officer to prepare, on a continuing basis, a short-term succession plan which delineates a temporary delegation of authority to certain officers of the Company, if all or a portion of the executive officers of the Company should unexpectedly become unable to perform their duties.  The short-term succession plan will be in effect until the Board has the opportunity to consider the situation and take action, when necessary.

Consultants.  The Corporate Governance and Nominating Committee has the authority to retain, from time to time and at our expense, search firms and other consultants to assist it in identifying and recruiting potential directors for nomination, in evaluating director compensation, and to otherwise carry out its responsibilities and duties and to approve the search firm or other consultant’s fees and other retention terms.

Engagement of Compensation Consultant-Director Compensation.  The Corporate Governance and Nominating Committee (i) has the authority to retain, from time to time and at our expense, a professional compensation consulting firm to review our Director compensation program and (ii) has selected and engaged Hay Group as its independent consultant to advise it on Director compensation.  Likewise, the decision to retain a consultant is at the sole discretion of the Corporate Governance and Nominating Committee and the consultant works at the direction of the Corporate Governance and Nominating Committee.  Since 2005, Hay Group, a leading human resource and compensation consulting firm, has been engaged from time to time by both the Corporate Governance and Nominating Committee and management for professional compensation consulting with respect to compensation of our Directors.

Compensation of Directors; Role of Compensation Consultant in Determining or Recommending the Amount or Form of Director Compensation. It is the responsibility of our Corporate Governance and Nominating Committee to recommend to our Board alternative forms of Director compensation. Our management reports at least once a year to the Corporate Governance and Nominating Committee on the status of our Director compensation in relation to the compensation of directors of our Peer Group. With the assistance of Hay Group as its compensation consultant, the Corporate Governance and Nominating Committee periodically evaluates Director compensation to ensure that our Directors are compensated in a manner consistent with those of our Peer Group.  Changes in Director compensation, if any, are recommended by the Corporate Governance and Nominating Committee, but must be approved by our Board after a full discussion.

 The nature and role of Hay Group’s assignment with respect to Director compensation and its interaction with the Chairman of the Corporate Governance and Nominating Committee is essentially the same as it is with the Compensation Committee in the case of executive officer compensation.  However, Hay Group only attends meetings of the Corporate Governance and Nominating Committee that involve Director compensation, which is generally one meeting a year.

Audit Committee

In General.  The members of the Audit Committee are David Schwartz (Chairman), Alan Barocas and William Montgoris, all of whom are Independent Directors.  The Committee’s primary purposes are to (1) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the Company’s independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and (2) prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement.  The Committee’s primary responsibilities and duties are (i) to monitor the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance, (ii) to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm, (iii) to ensure the independence and monitor the performance of the our independent registered public accounting firm and the performance of our internal auditing department, (iv) to provide an avenue of communication between our independent registered public accounting firm and our internal auditing department, and (v) to provide an avenue of communication among the independent registered public accounting firm, our management, our internal auditing department and the Board. An annual performance evaluation of the Audit Committee is conducted by the Board and the members of the Committee.  The Committee met ten times during the 2009 fiscal year.

Authority to Engage Advisors and to Conduct Independent Investigations.  The Audit Committee has the authority to engage, at the Company’s expense, independent counsel and other advisers it determines necessary to carry out its duties.  The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and duties, and it has direct access to our independent registered public accounting firm as well as anyone in the Company.

Audit Committee Charter.  The Audit Committee’s Charter is available on our website at www.stagestoresinc.com.  It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Audit Committee Charter.”

Audit Committee Financial Expert.  The Board has determined that Messrs. Montgoris and Schwartz are Audit Committee Financial Experts, as that term is defined by the SEC.

Audit Committee Report.  The Audit Committee Report is on page 57 of this Proxy Statement.

Service on Audit Committees of Public Companies.  Section 303A.07(a) of the NYSE Listed Company Manual states that if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board must determine that such simultaneous service does not impair the director’s ability to effectively serve on the issuer’s audit committee. David Schwartz, the Chairman of our Audit Committee, also serves as the Chairman of the audit committee of Walgreen Co. and as a member of the audit committee of Foot Locker, Inc., both of which are public companies.  He also serves as the Chairman of the audit committee of True Value Company, which is not a public company.  Our Board has determined that Mr. Schwartz’s simultaneous service on our Audit Committee and the audit committees of those other companies does not impair his ability to effectively serve on our Audit Committee.

Compensation Committee

In General.  The members of our Compensation Committee are Michael Glazer (Chairman), William Montgoris, Sharon Mosse and Cheryl Nido Turpin, all of whom are Independent Directors.  The primary purpose of the Compensation Committee is to administer the cash salary, bonus and other incentive compensation programs for the current and future Executive Officers of the Company, as the term Executive Officer is defined in the Committee’s Charter.  In addition, the Committee’s purposes include the following: (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives and, either as a committee or together with the other Independent Directors, determine and approve the CEO's compensation level based on this evaluation,  (ii) make recommendations to the Board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to Board approval, and (iii) prepare a Compensation Committee Report and/or such other disclosure as may be required by applicable SEC rules or regulations.

An annual performance evaluation of the Compensation Committee is conducted by the Board and the members of the Committee. The Committee met six times during the 2009 fiscal year.

Compensation Committee Charter. The Compensation Committee’s Charter is available on our website at www.stagestoresinc.com.  It can be accessed by clicking “Investor Relations”, then “Corporate Governance”, then “Compensation Committee Charter.”

Compensation Committee Report.  The Compensation Committee Report is on page 35 of this Proxy Statement.

Compensation and Compensation Principles. For a discussion of executive officer and Director compensation and compensation principles, please see “Compensation of Directors and Executive Officers-Compensation Discussion and Analysis” and the compensation tables and narrative discussions that follow beginning on page 17 of this Proxy Statement.

Processes and Procedures for Executive Officer Compensation.  The primary responsibilities of the Compensation Committee are as follows: (i) review the performance and approve the compensation of our executive officers, (ii) review and approve the terms and conditions of written employment agreements for our executive officers, (iii) provide oversight of all cash compensation, equity compensation, benefits and perquisites for the entire officer population, and (iv) review and monitor equity incentive plans as well as any pension, profit sharing and benefit plans.

The Compensation Committee meets as frequently as circumstances require, but typically meets at least four times per year.  Each meeting held in-person allows time for an executive session in which the Committee and others specifically requested by the Committee (such as outside consultants) have an opportunity to directly discuss all executive compensation issues without the presence of management.  The Committee reviews compensation analyses prepared by an independent compensation consultant and by management and assesses program design and recommendations for individual executives against these strategies.  The Committee determines our Chief Executive Officer’s compensation and reviews and discusses recommendations for other senior executives with our Chief Executive Officer and approves final pay packages.  The Committee also reviews overall program design and total costs compared to approved strategies.

The Compensation Committee believes that having the input of management is important to the overall effectiveness of our executive compensation program. Our Chief Executive Officer and our Executive Vice President, Human Resources (“EVP Human Resources”) are the primary representatives of management who interact with the Committee. The Committee seeks input from our Chief Executive Officer and our EVP Human Resources regarding the performance of our executive team and individual compensation levels (within parameters approved by the Committee) and also seeks recommendations on various executive compensation awards (e.g., new hire equity grants).  In addition, our Chief Executive Officer and our EVP Human Resources regularly attend Committee meetings (except for executive sessions) to participate in the presentation of materials and discussion of management’s point of view regarding compensation issues.

Our Chief Executive Officer is not permitted to be present during deliberations and voting regarding his or her compensation. While our Chief Executive Officer may be present during deliberations and voting on the compensation of other executive officers, our Chief Executive Officer may not vote on their compensation.

The Compensation Committee has delegated authority to our Chief Executive Officer to grant equity awards to employees at the Vice President level and below, with a maximum number of 5,000 shares to any one person at any one time.  All equity awards, regardless of the number of shares, at the Senior Vice President level and above must be approved by the Board.  In addition, our Chief Executive Officer has authority to manage employee compensation at the Vice President level and below within the compensation guidelines approved by the Committee.

Engagement of Compensation Consultant-Executive Officer Compensation.  The Compensation Committee has the authority to retain, from time to time and at the Company’s expense, a professional compensation consulting firm to review our executive officer compensation program. The Committee has selected and engaged Hay Group as its independent consultant to advise it on executive compensation.  The decision to retain a consultant is at the sole discretion of the Committee and the consultant works at the direction of the Committee.  Since 2005, Hay Group has been engaged from time to time by both the Committee and management for professional compensation consulting with respect to compensation of the Company’s executive officers.

 Role of Compensation Consultant in Determining or Recommending the Amount or Form of Executive Officer Compensation. On an annual basis, Hay Group prepares competitive pay analyses regarding both our peer group of companies, as identified on page 21 of this Proxy Statement (the “Peer Group”), and the broader market; it provides information on our performance compared to the Peer Group and to our performance group of companies, as identified on page 21 of this Proxy Statement (the “Performance Group”); and it advises the Compensation Committee on the level and design of compensation programs for our executive officers.

The Chairman of the Committee works directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision making processes.  For example, Hay Group meets with the Committee to review issues and gain input on plan design and alternatives.  In this process, Hay Group meets with the members of the Committee, our Chief Executive Officer and our other senior management to facilitate the development of our executive compensation strategy and approach to determining compensation levels.

When requested, Hay Group attends Committee and Board meetings and the Committee’s executive sessions to present and discuss market data and program design alternatives, and to provide advice and counsel regarding decisions facing the Committee.  Occasionally, Hay Group also meets individually with the Chairman of the Committee prior to Board meetings to discuss findings and issues.  In addition, with the agreement and approval of the Committee, Hay Group works with our management team on broad-based compensation design and issues and links them to our overall executive compensation strategy.  Aggregate fees paid to Hay Group during the 2009 fiscal year did not exceed $120,000.

Compensation Committee Interlocks and Insider Participation.  None of the members of the Compensation Committee has ever been an officer or an employee of the Company or its subsidiary.  None of our executive officers serves on any board of directors with any of our Directors other than on our Board in the case of Mr. Hall, our President and Chief Executive Officer.

Consultants.  The Compensation Committee has the authority to retain, from time to time and at our expense, a professional compensation consulting firm to review the Company’s Executive Officer compensation program including, but not limited to, a review of our “performance based” compensation programs in light of Section 162(m) of the Internal Revenue Code, and to approve the consulting firm’s fees and other retention terms.  For a discussion of Section 162(m), see “Tax, Accounting and Other Implications-Deductibility of Executive Compensation” later in this Proxy Statement.

Shareholder and Other Interested Party Communications with the Board

In General.  Shareholders and other interested parties may send written communications to the Board and, if applicable, to individual Directors, including the Independent Directors, by mail, facsimile or courier to our principal executive offices.  All correspondence that we receive will be relayed to the Board or, if applicable, to the individual Director.  Communications should be addressed in care of Edward Record, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025, or sent by facsimile to Mr. Record at (713) 669-2709.

Deadline for Shareholder Proposals for Inclusion in Next Year’s Proxy Statement.  Shareholder proposals intended to be presented at the 2011 Annual Meeting of Shareholders and included in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8(e) under the Securities Exchange Act of 1934 must be received in writing by us at our principal executive offices by December 31, 2010.  Proposals should be addressed to Edward Record, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting.  For any shareholder proposal that is not submitted to us for inclusion in next year’s proxy statement, but is instead sought to be presented by the shareholder directly at the 2011 Annual Meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits management to vote proxies in its discretion if we: (1) receive written notice of the proposal before the close of business on March 16, 2011, and advise shareholders in the 2011 Proxy Statement about the nature of the matter and how management intends to vote on the matter, or (2) do not receive written notice of the proposal before the close of business on March 16, 2011.  Notices of intention to present proposals at the 2011 Annual Meeting should be addressed to Edward Record, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table provides information regarding beneficial ownership of our common stock by any person or entity known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock as of April 12, 2010. As of April 12, 2010, there were 38,449,491 shares of our common stock outstanding.
Name and Address	Number of Shares Beneficially Owned	Percent of Class
Wellington Management Company, LLP	3,738,000	9.7%	(1)
75 State Street
Boston, MA 02109

BlackRock, Inc.	3,011,775	7.8%	(2)
55 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	2,998,629	7.8%	(3)
Building One
6300 Bee Cave Road
Austin, TX 78746

Keeley Asset Management Corp.	2,022,180	5.3%	(4)
401 South LaSalle Street, Suite 1201
Chicago, IL 60605
__________________________

(1)
The information is based on the Schedule 13G/A filed with the SEC on February 12, 2010 by Wellington Management Company, LLP reporting on beneficial ownership as of December 31, 2009.  According to the filing, the reporting person has shared voting power with respect to 2,640,625 shares and shared investment power with respect to 3,738,000 shares.

(2)
The information is based on the Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. reporting on beneficial ownership as of December 31, 2009.  According to the filing, the reporting person has sole voting power with respect to 3,011,775 shares and sole investment power with respect to 3,011,775 shares.  This Schedule 13G was filed in order to amend the most recent Schedule 13G filing made by Barclays Global Investors, NA, which was acquired by BlackRock on December 1, 2009.

(3)
The information is based on the Schedule 13G/A filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP reporting on beneficial ownership as of December 31, 2009.  According to the filing, the reporting person has sole voting power with respect to 2,963,216 shares and sole investment power with respect to 2,998,629 shares.

(4)
The information is based on the Schedule 13G/A filed with the SEC on February 12, 2010 by Keeley Asset Management Corp. reporting on beneficial ownership as of December 31, 2009.  According to the filing, the reporting person has sole voting power with respect to 2,017,980 shares and sole investment power with respect to 2,022,180 shares.

Security Ownership of Management

The following table provides information regarding the beneficial ownership of our common stock by each Named Executive Officer listed in the 2009 Summary Compensation Table and each of our Directors, as well as the number of shares beneficially owned by all of our Directors and executive officers as a group as of April 12, 2010.  Other than in the case of Mr. Glazer, as footnoted, none of the shares are pledged as security. As of April 12, 2010, there were 38,449,491 shares of our common stock outstanding.  The table also provides information about stock options exercisable within 60 days and Deferred Stock Units credited to the accounts of each Director and Named Executive Officer under various compensation plans.  Unless otherwise indicated by footnote, individuals have sole voting and investment power.

Name	Common Stock		Restricted Stock (1)	Stock Options Exercisable Within 60 Days	Deferred Stock Units (2)	Percent of Class
Andrew T. Hall	77,318		30,000	280,500	-	1.0%
Edward J. Record	25,924		35,000	108,750	-	(3)
Richard A. Maloney	-		55,000	36,250	-	(3)
Ernest R. Cruse	9,275		-	-	-	(3)
Ron D. Lucas	37,982		-	194,764	-	(3)
Alan J. Barocas	12,726		21,556	-	-	(3)
Michael L. Glazer	67,573	(4)	20,913	16,875	-	(3)
William J. Montgoris	11,482		20,913	50,625	-	(3)
Sharon B. Mosse	5,224		20,913	50,625	9,503	(3)
James R. Scarborough	75,700		-	387,460	-	1.2%
David Y. Schwartz	-		15,513	5,129	10,549	(3)
Cheryl N. Turpin	-		3,387	-	-	(3)

All Directors and Executive Officers as a group (15 persons)	334,711		228,195	1,211,216	20,052	5.4%
_____________________________
(1)	Restricted stock was granted under our Amended and Restated 2001 Equity Incentive Plan.

(2)
Deferred Stock Units (“DSU”) are held under our 2003 Amended and Restated Non-Employee Director Equity Compensation Plan.  Each DSU is equal in value to a share of our stock, but does not have voting rights.  Individuals do not have investment power with respect to DSUs.  The number of DSUs credited to a Director’s account will be adjusted, as appropriate, to reflect any stock split, any dividend paid in cash and any dividend payable in shares of our stock.  At the election of the Director upon termination of his or her service as a Director, the DSUs will be distributed to the Director either (i) in cash, or (ii) in shares of our stock.

(3)	Ownership is less than one percent of our outstanding common stock.

(4)	All 67,573 shares are pledged as security in a margin account.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

On November 3, 2008, we entered into a Consulting Agreement with James Scarborough, who retired as our Chief Executive Officer as of that date.  The term of the Consulting Agreement began on November 3, 2008 and will end on June 10, 2010 (the “Term”), unless earlier terminated or extended by mutual agreement of the parties.  We will pay Mr. Scarborough a retainer of $350,000 per Term year during the Term of the Consulting Agreement for an aggregate total of approximately $564,000.  As Mr. Scarborough was a Named Executive Officer at the time and is currently our Chairman of the Board, we filed the Consulting Agreement as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.  The Consulting Agreement is incorporated herein by reference.

On February 26, 2010, we entered into a Retirement Agreement with Ernest Cruse, Executive Vice President, Store Operations, which terminated his Employment Agreement dated January 30, 2002. The approximate dollar value of the amount involved in the transaction is $566,900.  As Mr. Cruse is a Named Executive Officer, we filed the Retirement Agreement as an Exhibit to our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  The Retirement Agreement is incorporated herein by reference.

Other than those described above and related to their employment, in the case of executive officers, and those related to their service on our Board, in the case of non-employee Directors, there were no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or will be made a participant and in which any Director, nominee for Director or executive officer, or any immediate family member of a Director, nominee for Director or executive officer had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

In General. Article X. Related Party, Other Material Transactions and Loans of the Governance Guidelines (“Governance Guideline Article X”) and our written Related Party and Material Transactions Policy (the “Policy”) contain our policies and procedures for the review, approval or ratification of any transaction required to be reported in this Proxy Statement.  They provide as follows:

“Related Party Transactions.  No officer, director, or employee of the Company or any of its affiliate or subsidiary companies (collectively, the “Companies”) shall enter into any agreement, arrangement or contract with any person or entity pursuant to which any of the Companies may be obligated to:

(i)	pay any money to a “Related Party,” or

(ii)	assign or lease any property belonging to any of the Companies to a Related Party, or

(iii)	allow any Related Party to use any property belonging to any of the Companies,

if the aggregate fair market value of any monies paid to the Related Party and the property assigned or leased to or used by the Related Party exceeds Five Thousand Dollars ($5,000), without the express, prior, written approval of the Company’s Board of Directors.  The term “Related Party” includes:

(i)	any person who is an officer or director of any of the Companies (each, an “Insider”); and

(ii)
any person who is a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director (each, an “Immediate Family Member”); and

(iii)	any entity for which an Insider or Immediate Family Member is an attorney, broker, commissioned sales agent, director, manager, officer, partner or profits participant; and

(iv)	any entity in which an Insider or Immediate Family Member has beneficial ownership of five percent (5%) or more of the voting securities of the entity.

Other Material Transactions.  No officer, director, or employee of the Company or any of its affiliate or subsidiary companies (collectively, the “Companies”) shall enter into any agreement, arrangement or contract with any person or entity or authorize any transaction which the Company may be required to disclose to the Securities and Exchange Commission unless the agreement, arrangement, contract or transaction previously has been approved by the Company’s Board of Directors.

Audit Committee Approval.  Notwithstanding anything to the contrary, if required by the Securities and Exchange Commission, New York Stock Exchange, or other regulatory authority, any transaction between the Company and a Related Party, regardless of the amount involved, shall be approved by the Audit Committee.”

Loans to Directors, Executive Officers and Their Immediate Family Members.  Governance Guideline Article X provides that the Company shall not, directly or indirectly, including through any subsidiary, extend or maintain credit, arrange for or guarantee the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any Director, executive officer, or Immediate Family Member of any Director or executive officer.  As used in the Governance Guidelines and this Proxy Statement, “executive officer” means our President, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as marketing, merchandising, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for us, in all cases including officers of our subsidiaries if they perform policy-making functions for us.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Our Fiscal 2009 Named Executive Officers

The following Compensation Discussion and Analysis (“CD&A”) describes the material objectives and principles underlying our compensation policies and decisions and the material elements of the compensation of the following five executive officers during our 2009 fiscal year (hereinafter, “Fiscal 2009”):

•	our Chief Executive Officer;

•	our Chief Operating Officer and Chief Financial Officer; and

•	the next three most highly compensated executive officers other than our Chief Executive Officer and our Chief Financial Officer.

These individuals are as follows and are collectively referred to in this Proxy Statement as our “Named Executive Officers”:

Name	Title
Andrew T. Hall	President and Chief Executive Officer
Edward J. Record	Chief Operating Officer and Chief Financial Officer
Richard A. Maloney	Chief Merchandising Officer
Ernest R. Cruse	Executive Vice President, Store Operations
Ron D. Lucas	Executive Vice President, Human Resources

This CD&A should be read in conjunction with the compensation tables beginning on page 36 of this Proxy Statement.

Overview of Compensation Program

The Compensation Committee of our Board (for purposes of this CD&A, the “Committee”) administers the base salary, bonus, long-term incentive and other compensation and benefits programs with regard to our Named Executive Officers as well as our other executive officers.  Its primary responsibilities are set forth in “Information Relating to the Board of Directors and Committees-Compensation Committee-Processes and Procedures for Executive Officer Compensation.” The Committee ensures that the total compensation paid to our Named Executive Officers is fair, reasonable and competitive in relation to our Peer Group. The Committee’s recommendations for the total compensation of our Named Executive Officers are subject to the approval of our Board.

Compensation Objectives and Principles

The objectives of our compensation program are as follows:

•	to enable us to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives;

•
to maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with those of our shareholders in that the compensation elements are directly related to our stock performance and other financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	to reward our executive officers upon the achievement of short-term and long-term business objectives and enhanced shareholder value.

The principles of our compensation program are as follows:

•	Compensation arrangements shall emphasize pay-for-performance and encourage retention of those executive officers who enhance our performance;

•	Compensation arrangements shall maintain an appropriate balance between base salary and annual and long-term incentive compensation;

•	Cash incentive compensation plans for our executive officers shall link pay to achievement of goals set in advance by the Committee;

•
The Committee shall set annual and long-term performance goals for our Chief Executive Officer and evaluate his or her performance against those goals related to the performance of our Peer Group and  our Performance Group (currently the Dow Jones Apparel Index);

•	Compensation arrangements shall align the interests of our executive officers with those of shareholders;

•	In the event minimum thresholds for annual and long-term performance goals are not met, incentive compensation related to those goals shall not be paid;

•	It is the policy of our Board that we should not reprice or swap stock options granted to our executive officers, Directors and employees without shareholder approval;

•	The Committee shall meet at least once each year in executive session, without our Chief Executive Officer;

•
Our Chief Executive Officer is not permitted to be present during deliberations and voting regarding his compensation.  While  our Chief Executive Officer may be present during deliberations and voting on our other executive officers’ compensation,  our Chief Executive Officer makes recommendations, but does not vote on their compensation;

•	The compensation of our Chief Executive Officer and our other executive officers shall be recommended to our Board for final approval by the Committee comprised solely of Independent Directors; and

•
In approving compensation, the recent compensation history of the executive officer, including special or unusual compensation payments, and all forms of compensation to which the executive officer may be entitled, shall be taken into consideration using tally sheets or other comparable tools the Committee deems appropriate.

Key Considerations in Setting Compensation

In General

Based on the foregoing objectives and principles, the Committee has structured our compensation programs to motivate our Named Executive Officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following is a summary of key considerations affecting the setting of compensation for our Named Executive Officers by the Committee. We describe in the section entitled “Committee Actions in Fiscal 2009 Concerning Named Executive Officer Compensation” beginning on page 26 of this Proxy Statement additional considerations that the Committee evaluated in establishing Fiscal 2009 compensation in the context of our performance and the economic environment at the time.

Emphasis on Future Pay Opportunity Versus Current Pay

The Committee strives to provide an appropriate mix of different compensation elements, including finding a balance among current versus long-term compensation and cash versus equity incentive compensation. Cash payments primarily reward more recent performance and equity awards encourage our Named Executive Officers to continue to deliver results over a longer period of time and serve as a retention tool. The Committee believes that Named Executive Officer compensation should be appropriately weighted on both long-term and short-term Company performance and operating results.

Discretion and Judgment

With the exception of our Senior Executive Bonus Plan and performance share awards, both of which depend on achieving specific quantitative performance objectives, the Committee does not use formulas in determining the amount and mix of compensation. Thus, the Committee evaluates a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth and the ability to lead others. For annual equity incentive awards, the Committee primarily considers a Named Executive Officer’s potential for future successful performance and leadership as part of the executive management team, taking into account past performance as a key indicator. In any event, the Committee exercises its discretion and judgment.

Significance of Our Results

The Committee primarily evaluates our Chief Executive Officer and the other Named Executive Officer’s contributions to our overall performance rather than focusing only on their individual function. The Committee believes that each Named Executive Officer shares the responsibility to support our goals and performance, as key members of our leadership team. While this compensation philosophy influences all of the Committee’s compensation decisions, it has the biggest impact on annual equity incentive awards.

Compensation Policies and Practices as they Relate to the Company’s Risk Management

The Committee, the Board and management do not believe that there are any risks arising from the Company’s compensation policies and practices for the Company’s employees, including non-executive officers, that are reasonably likely to have a material adverse effect on the Company. Our compensation programs emphasize pay-for-performance, are balanced and are focused on the long term. Under this structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, a significant percentage of compensation is tied to our long-term performance. This provides strong incentives to manage the Company for the long term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and equity awards. With limited exceptions, the Committee retains discretion to adjust compensation for quality of performance and adherence to our values. The Committee, the Board and senior management monitor the Company’s compensation policies and practices on an ongoing basis to determine whether the Company’s risk management objectives are being met with respect to incentivizing the Company’s employees. The annual incentive is primarily linked to profitable growth (as opposed to sales) and the Company has a Compensation Recovery Policy as described in the next paragraph.

Compensation Recovery Policy

Our Board has adopted a Compensation Recovery Policy for Executive Officers. If our Board determines that an executive officer (an Executive Vice President or above) has engaged in fraudulent or intentional misconduct, the Board may take a range of actions to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) if the misconduct resulted in a material inaccuracy in our financial statements or performance metrics, which affect the executive officer’s compensation, seeking reimbursement of any portion of any bonus or other incentive-based or equity-based  compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Role of Executive Officers in Compensation Decisions

The Committee believes that having the input of our management is important to the overall effectiveness of our executive officer compensation program. Our Chief Executive Officer and EVP, Human Resources regularly attend Committee meetings (except for executive sessions) to participate in the presentation of materials and discussion of management’s point of view regarding compensation issues. Our Chief Executive Officer annually reviews and evaluates the performance of each Named Executive Officer (other than his own, which is reviewed and evaluated by the Committee). The conclusions reached and recommendations based on these reviews, including related salary adjustments and annual incentive award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to our executive officers.

As stated in our principles, our Chief Executive Officer is not permitted to be present during deliberations and voting regarding his compensation. While our Chief Executive Officer may be present during deliberations and voting on the other executive officers’ compensation, our Chief Executive Officer makes recommendations, but does not vote on their compensation.

Use of Tally Sheets

In addition to the recommendations of our Chief Executive Officer, the Committee reviews tally sheets, which are prepared for each of our currently employed Named Executive Officers by our Human Resources Department.  The tally sheets present the Committee with specific dollar amounts for all elements of compensation, showing each Named Executive Officer’s annual total compensation, the individual’s accumulated and outstanding compensation, and the benefits to which the Named Executive Officer would be entitled upon various termination events.

The Committee uses the tally sheets to compare our overall executive compensation to the overall executive compensation of our Peer Group to ensure that our compensation is reasonable and competitive.  The Committee also uses the tally sheets to evaluate past performance of our Named Executive Officers to determine if our compensation strategy achieved our goals in the past, and to align executive compensation with our near and long-term goals.

Benchmarking Overall Compensation; Our 2009 Peer Group

In making overall compensation decisions, the Committee compares each element of total compensation to data from Hay Group’s published survey as well as a peer group of publicly-traded apparel companies listed below (collectively, the “Peer Group”).  The Committee developed the Peer Group in August 2005 in order to benchmark executive compensation at peer companies and to assess the Company’s performance relative to the Peer Group.  The Peer Group is representative of companies that we compete with for business and talent and our annual sales fall within the range of the companies in the Peer Group. The Peer Group is reviewed annually and updated as needed for certain business reasons, such as mergers, acquisitions, etc. In general, the criteria for selecting the companies in the Peer Group are as follows:

•	U.S. based, publicly traded companies in the retail industry;

•	annual sales generally between one-half and two times our annual sales;

•	primarily do business in apparel and/or accessories; and

•	companies from which key talent may be recruited.

All of the companies in the Peer Group meet a majority of those criteria.  The members of the Peer Group are as follows:

•	Abercrombie & Fitch Co.	•	Christopher & Banks Corporation	•	Pacific Sunwear of California, Inc.

•	American Eagle Outfitters, Inc.	•	Collective Brands, Inc.	•	Stein Mart, Inc.

•	AnnTaylor Stores Corporation	•	The Dress Barn, Inc.	•	The Talbots, Inc.

•	The Cato Corporation	•	The Gymboree Corporation	•	Tween Brands, Inc.

•	Charming Shoppes, Inc.	•	Hot Topic, Inc.	•	Urban Outfitters, Inc.

•	Chico's FAS, Inc.	•	The Men's Wearhouse, Inc.

•	The Children’s Place Retail Stores, Inc.	•	New York & Company, Inc.

The Peer Group provides direct incumbent information on a job title match basis (e.g., Chief Executive Officer, Chief Operating Officer, Chief Financial Officer) for key competitors. Hay Group’s annual Retail Industry Total Remuneration Survey (the “Hay Group Survey”) is used to provide an additional benchmark for our Named Executive Officers’ base salaries and annual variable pay target levels (both cash and equity).  The Hay Group Survey provides compensation data on the broader retail marketplace (covering approximately 100 retail organizations, a majority of which are specialty stores).  It provides market data by job, controlling for differences in responsibility and revenue size.

Benchmarking Incentive-Based Compensation; Our Performance Group

While the Committee uses the Peer Group and the Hay Group Survey to benchmark the overall compensation of our Named Executive Officers, it uses the companies in the Dow Jones Apparel Index (the “Index”), a separate group of apparel retailers as identified below and collectively referred to herein as our “Performance Group”,  to measure our relative performance with respect to comparable store sales for purposes of the Senior Executive Incentive Bonus Plan and our total shareholder return for the purpose of awarding performance shares.  The Committee selected the Index in 2007 as our Performance Group because it is representative of companies that we compete with for business, talent and investor capital.

The Index is comprised of approximately 30 apparel retailers and has been developed independently by Dow Jones, which has deemed it to be a relevant comparator group for individual investors to assess company performance.  Dow Jones periodically modifies the composition of the Index. The current members of the Performance Group are as follows:

•	Abercrombie & Fitch Co.	•	Dillard’s, Inc.	•	Limited Brands, Inc.

•	Aeropostale, Inc.	•	The Dress Barn, Inc.	•	The Men's Wearhouse, Inc.

•	American Eagle Outfitters, Inc.	•	Foot Locker, Inc.	•	Nordstrom, Inc.

•	AnnTaylor Stores Corporation	•	The Gap. Inc.	•	Polo Ralph Lauren Corporation

•	The Buckle, Inc.	•	Genesco, Inc	•	Ross Stores, Inc.

•	The Cato Corporation	•	Guess?, Inc.	•	SAKS Incorporated

•	Chico's FAS, Inc.	•	The Gymboree Corporation	•	Signet Jewelers Limited

•	The Children’s Place Retail Stores, Inc.	•	J. Crew Group, Inc.	•	The TJX Companies, Inc.

•	Collective Brands, Inc.	•	Kohl’s Corporation	•	Urban Outfitters, Inc

Compensation Elements

In General

All of the compensation and benefits programs for our Named Executive Officers described below meet our primary purpose to recruit and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives.  Beyond that, different elements are designed for different purposes. The elements of compensation for our Named Executive Officers are as follows:

•	Base salary, perquisites and other benefits, which are designed to attract and retain executives over time;

•	Annual incentive (bonus) compensation, which is designed to focus executives on the business objectives established by our Board for a particular year;

•
Long-term incentive compensation, which consists of stock appreciation rights (“SARs”), restricted stock, performance shares and stock options, is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings per share and other elements; and

•
Termination and change in control compensation and benefits, which are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where those types of compensatory protections are commonly offered.  Termination compensation and benefits are designed to ease an employee’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The Committee establishes the amount and mix of base salary and variable compensation by referencing Peer Group practices for each element.  The Committee does not have any specific formula for this determination.   It considers factors relating to each Named Executive Officer’s individual position and performance, including professional history and experience, relevant skill set and scope of duties. In considering the total package of compensation, the Committee also considers the internal relationship of pay across all executive positions.  Total compensation packages as well as each element of compensation (i.e., base salary, annual incentive (bonus) compensation, long-term incentive compensation and perquisites and other benefits) are intended to provide a competitive compensation package as compared to similarly-situated executives at companies in our Peer Group.

Base Salary

The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual incentive (bonus) plan, which expresses the bonus opportunity as a percent of base salary.

The Committee considers both internal equity and external competitiveness in determining the base salary of our Named Executive Officers.  After considering input from our Chief Executive Officer regarding the performance of the other Named Executive Officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service, job responsibilities and other factors to determine the appropriate base salary for each Named Executive Officer.

Annual Incentive (Bonus) Compensation

Annual incentive (bonus) compensation for our Named Executive Officers is determined each year according to a Senior Executive Incentive Bonus Plan (the “Bonus Plan”).  The current Bonus Plan establishes an annual cash bonus amount and is paid based on the following two weighted parameters:

Parameter	Weight
Company Pre-Tax Earnings Relative to Target	75%
Comparable Store Sales Relative to Performance Group	25%

                In March of each year, the Committee evaluates our annual strategic plan to determine if these financial parameters are appropriate to measure achievement of our objectives and to motivate our executive officers.  Based on discussions with our Chief Executive Officer and our Chief Operating Officer and Chief Financial Officer, the Committee approves the financial parameters to be included in the Bonus Plan.  This final approval typically occurs at the Committee’s March meeting.  An incentive matrix establishes threshold (minimum), target and maximum performance levels for each parameter based on the level of perceived difficulty in achieving our financial plan.  The incentive matrix clearly outlines a minimum level of performance below which no bonus will be paid and the relationship between the two parameters (e.g. Pre-Tax Earnings Relative to Target and Comparable Store Sales Relative to Performance Group) that will generate payouts.

Annual incentive compensation targets for each Named Executive Officer under the Bonus Plan are expressed as a percentage of each Named Executive Officer’s base salary with the target percentage increasing with job scope and complexity. The Committee can exercise discretion to reduce or increase the amount of any awards under the Bonus Plan. For additional information on our 2009 Senior Executive Incentive Bonus Plan and the formula used to calculate annual bonus amounts, please see “Committee Actions in Fiscal 2009 Concerning Named Executive Officer Compensation-Annual Incentive (Bonus) Compensation Paid in 2009 Under the 2008 Bonus Plan” beginning on page 27 of this Proxy Statement.

At its March meeting, the Committee also reviews our stated financial results for the recently completed fiscal year, certifies the calculation of proposed bonus amounts, and reports them to the full Board.

Long-Term Incentive Compensation

In General. The Committee considers long-term incentive compensation (“LTI”) critical to the alignment of executive compensation with the creation of shareholder value.  Our long-term equity incentive compensation awards are currently granted pursuant to our Amended and Restated 2001 Equity Incentive Plan (the “2001 Plan”), which was approved by our shareholders at our 2004 Annual Meeting, and our Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”), which was approved by our shareholders at our 2009 Annual Meeting.

At its March meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and Hay Group regarding LTI design. Our Board’s practice is to make annual grants of equity awards, including stock options, SARs, restricted stock and performance shares, upon the recommendation of the Committee at that time.  The Committee believes that the use of multiple equity vehicles balances a focus on equity-driven growth with the retention and performance aspects of restricted stock.  The grant date is the same date that our Board approves the awards.  The equity award is priced at the closing price on the NYSE of our common stock on that date (the “Fair Market Value”).  From time to time, our Board will consider making grants under other special circumstances, such as when recruiting new executive talent, upon the promotion of an executive and to retain key individuals.  Any and all other grants (other than the March grants) are effective as of the date of the event (e.g., new hire or promotion date) and are priced at the Fair Market Value of our common stock on that date.

Stock Options. Stock options represent the right to purchase a share of our common stock at a fixed price (the exercise price) for a specified period of time (the option term).  The exercise price is the Fair Market Value of our common stock on the date of grant.  The executive officer benefits only if our stock value appreciates from the grant date through the exercise date.  In 2009, we did not grant stock options to any executive officers, but we have granted them in past years.

        Most of the stock options we have awarded our Named Executive Officers vest at the rate of 25% per year over the first four years following the date of grant and some stock options vest at the end of three years following the date of grant.  Stock options issued prior to January 29, 2005 will generally expire if not exercised ten years from the date of grant while stock options granted after January 29, 2005 will generally expire if not exercised seven years from the date of grant. If an executive officer dies, unvested stock options will immediately vest and the executive officer’s estate will have one year from the date of death to exercise all stock options.  If an executive officer’s employment is terminated by reason of retirement or disability (retirement as determined by our Board), unvested stock options will immediately vest and he or she will normally have one year from the date of termination to exercise all stock options. Upon the termination of an executive officer’s employment for reason other than death, retirement or disability, the executive officer will have sixty days from the date of termination to exercise all vested stock options. In the event of a Change in Control, as that term is defined on page 52 of this Proxy Statement, all stock options will immediately vest and will be exercisable by the executive officer. In any event, the exercise must occur within the remaining term of the stock option.  Any portion of the stock option not exercised within the remaining term of the stock option will terminate.

Stock Appreciation Rights (“SARs”). A stock appreciation right is similar to a stock option in that it allows the recipient to benefit from any appreciation in our stock price from the grant date through the exercise date.  However, with a SAR, the executive officer is not required to actually purchase all of the exercised shares (as with a stock option), but rather he or she just receives the amount of the increase in shares of our stock.  Because the value that may be earned through SARs is dependent upon an increase in our stock price, the Committee views SAR grants as a critical link between management compensation accumulation and the creation of shareholder value. The 2001 and 2008 Plans provide that SARs may not be granted at less than 100% of the Fair Market Value of our common stock on the date of grant.

        SARs have a seven-year term and vest one-fourth (25%) on each of the first, second, third and fourth anniversaries of the date of the grant.  If an executive officer dies, unvested SARs will immediately vest and the executive officer’s estate will have one year from the date of death to exercise all SARs.  If an executive officer’s employment is terminated by reason of retirement or disability (retirement as determined by our Board), unvested SARs will immediately vest and he or she will normally have one year from the date of termination to exercise all SARs. Upon the termination of an executive officer’s employment for reason other than death, retirement or disability, the executive officer will have sixty days from the date of termination to exercise all vested SARs.  In the event of a Change in Control, all SARs will immediately vest and will be exercisable by the executive officer. In any event, the exercise must occur within the remaining term of the SARs.  Any portion of the SARs not exercised within the remaining term of the SARs will terminate.

Restricted Stock.  Restricted stock is a share of our common stock that has vesting restrictions tied to continued employment.  Restricted stock provides executive officers with the opportunity to earn full value shares of our common stock.  Depending on the agreement, restricted stock grants may either cliff-vest, which means they vest all at once at the end of a specified vesting period, or step vest, which means they vest in pro rata increments over a specified vesting period.  If the executive officer leaves for any reason other than death, retirement or disability before vesting (retirement as determined by our Board), the unvested portion of the restricted stock award will be forfeited.  If the executive officer dies, becomes disabled or retires, the restricted stock award will fully vest.  In the event of a Change in Control, the restricted stock award will immediately vest and will be payable to the executive officer within thirty days of the Change in Control.

Performance Shares.  As with restricted stock, performance shares provide executive officers with the opportunity to earn full value shares of our stock.  However, a three-year performance cycle (the “Performance Cycle”) is established at the beginning of each grant and the amount of the award is determined by our performance on total shareholder return relative to the then Performance Group over the Performance Cycle.  If an executive officer’s employment is terminated for any reason other than death, retirement or disability before the end of the Performance Cycle, the performance share award is forfeited. If an executive officer’s employment is terminated due to death, retirement or disability during the Performance Cycle, he or she will receive the target number of shares set forth in his or her Performance Share Award Agreement within thirty days of the triggering event.  In the event of a Change in Control, the Target Number of performance shares will immediately vest and will be payable to the executive officer within thirty days of the Change in Control.

Benefits and Perquisites

The Committee supports a compensation philosophy for our Named Executive Officers that is more heavily weighted toward annual and long-term performance-based compensation rather than toward benefits and perquisites.

The perquisites and other benefits we provide our Named Executive Officers are summarized in the 2009 Summary Compensation Table, the 2009 All Other Compensation Table and the 2009 Nonqualified Deferred Compensation Table, including footnotes.  In addition, we provide our executive officers with core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance and long-term disability coverage) as well as a supplemental Executive Officer Medical Plan.  The supplemental Executive Officer Medical Plan is an insured plan which provides officers at the Executive Vice President level and above reimbursement for medical and dental out of pocket expenses that are not covered by the underlying medical plan.  Typical payments are for deductibles, co-pays and similar expenses.

Retirement Plans

Other than a frozen defined benefit plan in which Messrs. Cruse and Lucas are participants, we do not provide a qualified retirement program for our Named Executive Officers nor is there a supplemental executive retirement plan or any other retirement plan available other than our 401(k) Plan and our Nonqualified Deferred Compensation Plan.  Please see the 2009 Pension Benefits Table on page 42 and “Retirement Benefits” beginning on page 43 of this Proxy Statement.

Termination and Change In Control Arrangements

In General.  Pursuant to their employment agreements, our Named Executive Officers are entitled to compensation and other benefits if their employment terminates or if there is a Change in Control, as described beginning on page 44 of this Proxy Statement under “Potential Payments upon Termination or Change In Control”. Termination and Change in Control compensation and other benefits are established at the time a Named Executive Officer signs an employment agreement.

Termination. Our Named Executive Officers are entitled to compensation and other benefits in an amount the Committee believes is appropriate, taking into account the time it is expected to take a terminated employee to find another job.  Compensation and other benefits upon termination are intended to ease the consequences to an employee of an unexpected termination of employment.  We benefit in that the employment agreements contain restrictive covenants that continue for a period of time following termination.

Change in Control-In General. The Committee and our Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual Change in Control of the Company. To that end, properly designed Change in Control provisions in our Named Executive Officer’s employment agreements protect shareholder interests by enhancing executive focus during rumored or actual Change in Control activity through:

•	incentives to remain with us despite uncertainties while a transaction is under consideration or pending,

•	assurances of severance and other benefits in the event of termination, and

•	immediate vesting of equity elements of total compensation after a Change in Control.

To diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a Change in Control is threatened or pending, the Committee and our Board have provided our Named Executive Officers with what the Committee and our Board determined to be competitive Change in Control compensation and benefit provisions in their employment agreements.  The employment agreements of our Named Executive Officers provide for specific enhanced payments and benefits in the event of a Change in Control.

           Change in Control-Double Trigger. The enhanced termination benefits payable in connection with a Change in Control require a “double trigger” which means that (a) if a Change in Control occurs, and (b) during the period beginning three (3) months before the Change in Control and ending twenty-four (24) months after the Change in Control (at any time in the case of Mr. Maloney and Mr. Lucas), (i) an executive officer’s employment agreement is terminated by us or our successor without good cause, or (ii) the executive officer’s employment agreement is terminated by the executive officer with good reason, the executive officer will be eligible for the Change in Control compensation and benefits.  A double trigger was selected in order to enhance the likelihood that an executive officer will remain with us after a Change in Control, since the executive officer will not receive the change in control compensation payments and benefits if he or she voluntarily resigns after the Change in Control event.  Thus, the executive officer is protected from actual or constructive dismissal after a Change in Control, while any new controlling party or group is better able to retain the services of a key corporate asset.

Gross-Up Payments

In General. A gross-up payment is a payment to an executive officer to compensate the executive officer for the amount of the taxes payable by him or her related to his or her receipt of compensation or other cash benefit.  We would generally apply a gross-up payment to Named Executive Officers in only the following three situations:

•
Relocation expenses, which are taxable under the Code and qualify for reimbursement under our relocation policy, are grossed up for Federal, FICA, state and local tax rates, where applicable, on the executive officer’s reimbursement payments;

•	Payments for estate planning allowances are grossed up for Federal, FICA, state and local tax rates, where applicable; and

•	As further discussed in the next paragraph, any payment made due to a Change in Control, if subject to an excise tax, will be grossed-up to compensate the executive officer for the amount of the tax.

Termination or Change in Control.   If any payments made to a Named Executive Officer due to a Change in Control subjects the Named Executive Officer to any taxes due under Section 4999 of the Code (i.e., excise tax), we will pay to the Named Executive Officer a gross-up payment to compensate the executive officer for the amount of the taxes.  The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history.  Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Committee and our Board have determined that Section 4999 gross-up payments are appropriate for our Named Executive Officers.

Other Compensation Practices

Stock Ownership by Executive Officers

Our Board believes that an officer who has reached the level of Executive Vice President or above should be a shareholder and should have a financial stake in the Company. While the Board does not believe it appropriate to specify the level of stock ownership for those executive officers, the Board encourages those executive officers to either purchase stock in the open market or use their equity grants to acquire and retain, during their employment, shares of our common stock in an amount that the executive officer deems appropriate.

Stock Ownership by Directors

Our Board believes that Directors should be shareholders and have a financial stake in the Company in an amount that a Director deems appropriate. Each Director must develop and maintain a stock position in the Company with an original investment of at least four times the Annual Retainer, which is currently $40,000 for Independent Directors (the “Original Investment”), within three years of the date of the Director’s initial election to the Board. In determining whether the Director has achieved the Original Investment, the Director can include (i) a Director’s tax basis in any stock acquired by the Director in open market purchases, and (ii) the amount of any Director fees which the Director has designated to be used for the acquisition of restricted stock or Deferred Stock Units under our 2003 Amended and Restated Non-Employee Director Equity Compensation Plan.  As of the date of this Proxy Statement, all of our Directors have met or exceeded the Original Investment requirement, with the exception of (i) Mr. Schwartz, who was appointed to the Board on July 5, 2007 and has until July 5, 2010 to meet the Original Investment requirement and (ii) Ms. Turpin, who was appointed to the Board on March 25, 2010 and has until March 25, 2013 to meet the Original Investment requirement.

Committee Actions in Fiscal 2009 Concerning Named Executive Officer Compensation

In General

At its March 2009 meeting, the Committee reviewed the market data and analyses provided by Hay Group and determined that our overall compensation program is reasonably competitive and consistent with the Committee’s compensation objectives.  In determining compensation for our Named Executive Officers for Fiscal 2009, the Committee considered many factors, including:

•	our Board’s judgment and satisfaction with the Company’s performance;

•	assessment of the individual executive officer’s performance;

•
the nature and scope of the executive officer’s responsibilities and his or her effectiveness in leading our initiatives to successfully increase customer satisfaction, enhance our growth, and propose, implement and ensure compliance with our policies;

•	desired competitive positioning of compensation;

•	future potential for the executive officer; and

•	retention needs.

The Committee also considered the compensation practices and performances of our Peer Group and our Performance Group.

Base Salaries

The Committee, with input from Hay Group with respect to market salary data of our Peer Group, and Mr. Hall, in his capacity as our Chief Executive Officer, recommended to our Board, and our Board agreed, that in view of the depressed economic conditions there should be no salary adjustments for our Named Executive Officers.  Therefore, the base salaries of our Named Executive Officers for Fiscal 2009 were as follows:

Executive	2008 Base Salary	2009 Base Salary	Base Salary Increase
Mr. Hall	$650,000	$750,000	0% (1)
Mr. Record	$460,000	$460,000	0%
Mr. Maloney	$475,000	$475,000	0%
Mr. Cruse	$375,000	$375,000	0%
Mr. Lucas	$345,000	$345,000	0%
      ______________________________

(1)
On November 3, 2008 and as part of our succession plan, Mr. Hall was promoted to Chief Executive Officer and his title became President and Chief Executive Officer.  In connection with his promotion, Mr. Hall’s base salary was increased from $650,000 to $750,000, an increase of 15%.

Based on Hay Group’s analysis, it was determined that our base salaries are generally at or below the median of our Peer Group.

Annual Incentive (Bonus) Compensation Paid in 2009 Under the 2008 Bonus Plan

At their March 2008 meetings, the Committee recommended, and the Board approved, the 2008 Senior Executive Bonus Plan (the “2008 Bonus Plan”) as described in our 2009 Proxy Statement. As with the 2009 Bonus Plan described below, the 2008 Bonus Plan set threshold, target and maximum bonus opportunities as a percentage of each Named Executive Officer’s base salary based upon the achievement of specified Pre-Tax Earnings and our ranking within the Performance Group with respect to comparable store sales.

At its March 2009 meeting, the Committee (i) reviewed our annual Pre-Tax Earnings results, (ii) reviewed Fiscal 2008 Comparable Store Sales results versus our Performance Group, (iii) discussed the Dow Jones Apparel Group reporting methodologies, and (iv) reviewed the 2008 Bonus Plan achievement level. As we did not achieve the Threshold Pre-Tax Earnings and Comparable Store Sales parameters (collectively, the “Threshold Parameters”) under the 2008 Bonus Plan, the Named Executive Officers were not entitled to, and were not awarded, any performance-based bonuses under the 2008 Bonus Plan.

Establishment of 2009 Senior Executive Incentive Bonus Plan

At its March 2009 meeting, the Committee recommended, and the Board approved, the parameters for the 2009 Senior Executive Incentive Bonus Plan (the “2009 Bonus Plan”) and approved the annual cash incentive opportunities for the Named Executive Officers as set forth in the table below.  The methodology and measurement parameters for the 2009 Bonus Plan are unchanged from the format of the 2008 Bonus Plan.

2009 Bonus Plan Parameters

While the methodology and measurement parameters for the 2009 Bonus Plan are unchanged from the 2008 Bonus Plan, the Pre-Tax Earnings Target Level for the Financial Plan was $46,700,000 (approximately 2008 earnings) under the 2009 Plan to provide incentive to our management team in view of the overall downturn in the economy.  The 2009 Bonus Plan design was as follows:

Pre-Tax Earnings Parameter

This parameter of the bonus formula is weighted to determine three-quarters (75%) of the year-end bonus amount earned. Actual bonus payment will be prorated for Pre-Tax Earnings results between the Maximum and Threshold levels.

Pre-Tax 2009 Earnings
Target bonus amount will be paid by achieving Pre-Tax Earnings in 2009 equal to actual 2008 earnings.	$ 46,700,000	Target Level
Maximum bonus amount will be paid at 2 times Target by achieving Pre-Tax Earnings at 120% of Target Level.	$ 56,040,000	20% Above Target
Minimum (Threshold) bonus amount begins at Pre-Tax Earnings at 80% of Target Level. Graduated payout begins at zero bonus and is prorated up to Target Level.	$ 37,360,000	20% Below Target

Comparable Store Sales Parameter

This parameter of the bonus formula is weighted to determine one-quarter (25%) of the year-end bonus amount earned.  Measurement is based on fiscal year-end comparable store sales percent change, compared to our Performance Group.  Actual bonus payment will be prorated for results between the Maximum and Threshold levels.

Target amount will be paid if our ranking for total year-end comparable store sales change is at the fiftieth percentile (or middle mark) among our Performance Group.
Maximum amount (2 times Target) will be paid if our ranking of total year-end comparable store sales change is at the one-hundredth percentile (or highest rank) among our Performance Group.
Threshold bonus amount (1/4 of Target) will be paid if our ranking of total year-end comparable store sales change is at the twenty-fifth percentile among our Performance Group.

Potential 2009 Bonus Plan Bonuses

 Depending on our Pre-Tax Earnings and our ranking among our Performance Group with respect to total year-end comparable store sales, our Named Executive Officers had the opportunity to earn bonuses under the 2009 Bonus Plan as follows, with actual bonus payment to be prorated for results between the Maximum and Threshold levels:

Executive	Base Salary($)	Bonus Range % (1) (Threshold/Target/Maximum)	Bonus Range $ (2) (Threshold/Target/Maximum)
Mr. Hall	750,000	0-80-160	0-600,000-1,200,000
Mr. Record	460,000	0-65-130	0-299,000-598,000
Mr. Maloney	475,000	0-60-120	0-285,000-570,000
Mr. Cruse	375,000	0-50-100	0-188,000-375,000
Mr. Lucas	345,000	0-50-100	0-172,000-345,000
_________________________
(1)	Percentage of Base Salary.
(2)
Amounts have been rounded.  Amount paid will depend upon the extent to which the Company achieves Pre-Tax Earnings and Comparable Store Sales parameters established by the Board. Actual bonus payments will be prorated for Pre-Tax Earnings and Comparable Store Sales results between the threshold and maximum levels.

See “Committee Actions in 2010 Concerning Named Executive Officer Compensation – 2009 Bonus Plan Awards” on page 33 for bonuses approved by the Committee in 2010 for performance under the 2009 Bonus Plan.

Long-Term Incentive Compensation Awards

At its March 2009 meeting, the Committee (i) reviewed the final Total Shareholder Return (“TSR”) results for the three year performance cycle that ended on January 31, 2009 for the March 2006 Performance Based Restricted Share Grants for Senior Executives, (ii) discussed the attainment level based on our TSR results versus our Performance Group, (iii) reviewed the current standing and attainment levels for LTI grants made in March 2007 and March 2008 based on the TSR matrix of our Performance Group, (iv) discussed individual LTI grants for senior management executives recommended by management, (v) reviewed and discussed proposed SAR equity grants for mid management executives, (vi) reviewed estimated shares needed for 2009 awards, and (vii) reviewed shares available for future grants.  To determine the size of each equity award, the Committee reviewed market data, previous year LTI decisions, the performance of the Named Executive Officers and recommendations from Hay Group.

Based upon the recommendation of the Committee, our Board granted LTI awards for fiscal year 2009 to our Named Executive Officers. The annual equity grants were a combination of Performance Shares and SARs and were granted as follows:

2009 LTI Awards

Executive	Performance Shares at Target (1)	SARs (2)
Mr. Hall	30,000	100,000
Mr. Record	15,000	45,000
Mr. Maloney	15,000	45,000
Mr. Cruse	10,000	30,000
Mr. Lucas	6,000	18,000
__________________________________
(1)
The Performance Shares cliff vest after a three-year measurement performance cycle (the “Performance Cycle”) which began on the first business day of our 2009 fiscal year (February 1, 2009) and ends on the last business day of our 2011 fiscal year (January 28, 2012). The number of Performance Shares earned will be based on our total shareholder return relative to our Performance Group at that time. The number of shares reflected in the table above are the “Target Shares”, which means the number of shares of our common stock the Named Executive Officer will earn (and receive) at the end of the Performance Cycle if our results are in the middle (fiftieth percentile) of the Performance Group. On a sliding scale, the shares earned can vary as follows:

Percentile Ranking of Performance Group	Performance Shares Earned *
100%	200%
75%	150%
50%	100%
25%	25%
<25%	0%

*    As a percentage of Target Performance Shares shown in the 2009 LTI Awards table above.

(2)	SARs have a grant price of $9.77 (the closing price of our common stock on March 27, 2009) and vest ratably over a four year period (i.e., 25% per year).

Performance Shares Earned in 2009 Upon Completion of the 2006 Performance Cycle

As the performance criteria for the three-year Performance Cycle that began on the first business day of our 2006 fiscal year (January 29, 2006) and ended on the last business day of our 2008 fiscal year (February 1, 2009) (the “2006 Performance Cycle”) were met, the Named Executive Officers who were granted Performance Shares at the beginning of the 2006 Performance Cycle were issued shares of our common stock at 111.2% attainment of the stock split adjusted Target Shares as follows:

Executive (1)	Target Shares (Split Adjusted)	Performance Attainment %	Payout Shares Earned
Mr. Cruse	7,500	111.2	8,340
Mr. Lucas	4,500	111.2	5,004
____________________________________
(1)	Messrs. Hall, Record and Maloney were not employed by the Company at the beginning of the 2006 Performance Cycle and therefore, they were not entitled to receive shares.

Significant 2010 Events Related to the Employment of our Named Executive Officers

Promotion of Edward Record. On February 15, 2010, Mr. Record was promoted to Chief Operating Officer. Mr. Record had been serving as our Executive Vice President and Chief Financial Officer.  We have begun a search for a Chief Financial Officer, who will report to Mr. Record.  Mr. Record will retain the Chief Financial Officer responsibilities until the successful conclusion of the search.  In connection with Mr. Record’s promotion:

•	his base salary was increased from $460,000 to $550,000;

•	he was awarded 100,000 SARs that have a grant price of $12.94, the closing price of the Company’s stock on February 12, 2010, and that will vest ratably over a four year period (i.e., 25% per year);

•	he was awarded 25,000 shares of restricted stock that will cliff vest three years from the date of his promotion (i.e., February 15, 2013); and

•	his target bonus potential under our 2010 Senior Executive Incentive Bonus Plan will be 70% of his base salary, which is an increase from 65% of his base salary under our 2009 Bonus Plan.

Promotion of Richard Maloney.  On February 15, 2010, Mr. Maloney was promoted to Chief Merchandising Officer.  Mr. Maloney had been serving as President and Chief Operating Officer of our South Hill Division. We have begun a search for a Chief Operating Officer of the South Hill Division, who will report to Mr. Maloney.  In connection with Mr. Maloney’s promotion:

•	his base salary was increased from $475,000 to $550,000;

•	he was awarded 100,000 SARs that have a grant price of $12.94, the closing price of the Company’s stock on February 12, 2010, and that will vest ratably over a four year period (i.e., 25% per year);

•	he was awarded 25,000 shares of restricted stock that will cliff vest three years from the date of his promotion (i.e., February 15, 2013); and

•	his target bonus potential under our 2010 Senior Executive Incentive Bonus Plan will be 70% of his base salary, which is an increase from 60% of his base salary under our 2009 Bonus Plan.

Retirement of Ernest Cruse.  On February 26, 2010, we entered into a Retirement Agreement with Mr. Cruse, Executive Vice President, Store Operations, which terminated his Employment Agreement dated January 30, 2002.  The approximate dollar value of the amount involved in the transaction is $566,900.  Mr. Cruse retired effective March 1, 2010.

Committee Actions in 2010 Concerning Named Executive Officer Compensation

CEO Fiscal 2009 Performance and Compensation

The Compensation Committee focuses much of its time on CEO and senior executive compensation to assure that it reflects operating and financial performance and demonstrates our awareness of shareholder sentiment. In Fiscal 2008, the Company faced one of the most challenging environments in its history.  As a result, no increases in base salaries and no bonuses were paid to our CEO or any of our other Named Executive Officers in Fiscal 2009.

The Board and Mr. Hall responded to the economic conditions in Fiscal 2009 by agreeing to a conservative business framework focusing on the following: fewer new store openings in Fiscal 2009, tight inventory levels, strong expense controls, protecting margin rates and aggressive promotional programs focused on our customer’s needs. This framework established a conservative business model for Fiscal 2009, which protected the Company’s long-term value and reputation. Under Mr. Hall’s leadership, management took actions and delivered the following results within this framework in Fiscal 2009:

•	successfully opened 27 new stores,

•	reduced total SG&A expenses by $12.7 million versus Fiscal 2008,

•	improved margin rate by 34 basis points over Fiscal 2008, and

•	achieved both Dollars and Rate EBITDA growth versus Fiscal 2008.

Additionally, during Fiscal 2009 management acquired the “Goody’s” trade name and also took important actions to hire and retain key leaders for the long term.

The Compensation Committee believes that Mr. Hall performed well in Fiscal 2009 by executing the Company’s business framework and by delivering a strong financial performance despite the depth and severity of the recession. Fiscal 2009 revenues were $1,431.9 million compared to $1,515.8 million in Fiscal 2008.  Fiscal 2009 earnings were $28.7 million compared $29.8 million (which excludes the impact of a non-cash goodwill impairment charge of $95.4 million) in Fiscal 2008.

As a result of Mr. Hall’s performance in Fiscal 2009,

•	his base salary, which was last increased in November 2008 when he was promoted to Chief Executive Officer, was increased from $750,000 to $800,000 effective April 1, 2010;

•	his threshold, target and maximum bonus percentages under the 2010 Senior Executive Bonus Incentive Plan were increased from the 2009 Bonus Plan (20%-80%-160% to 22.5%-90%-180%);

•	he was granted 25,000 Performance Shares and 100,000 Stock Appreciation Rights on March 26, 2010 at a grant price of $15.50; and

•	he earned and was paid a bonus of $408,000 under our 2009 Bonus Plan.

Other Named Executive Officers Fiscal 2009 Performance and Compensation

Edward Record.  As Chief Financial Officer during Fiscal 2009, Mr. Record’s responsibilities were to oversee the Company’s finance, information technology, internal audit, logistics, risk management and legal functions. He was instrumental in reducing Fiscal 2009 expenses by $12.7 million while operating 19 additional stores. He oversaw the Company’s purchase of the Goody’s trade name and increased free cash flow by $15 million, while reducing the Company’s net debt by $73 million versus Fiscal 2008.  Mr. Record oversaw the development and installation of the Company’s new POS platform and reduction of over $12 million in freight and distribution costs, both of which are components of Gross Margin. The Compensation Committee believes that Mr. Record performed well in Fiscal 2009. Upon being promoted to Chief Operating Officer on February 15, 2010, he was given added responsibilities for real estate and store construction. He possesses outstanding management capacity and leadership abilities, and has been instrumental in successfully navigating our Company through the current challenging economic environment. His financial acumen will add tremendous value to our real estate and store construction functions.

As a result of Mr. Record’s promotion and added responsibilities and his performance in Fiscal 2009,

•	his base salary was increased from $460,000 to $550,000 effective February 15, 2010;

•	his threshold, target and maximum bonus percentages under the 2010 Senior Executive Bonus Incentive Plan were increased from the 2009 Bonus Plan (16%-65%-130% to 17.5%-70%-140%);

•	he was granted 100,000 Stock Appreciation Rights and 25,000 Restricted Shares on February 15, 2010 at a grant price of $12.94;

•	he was granted 20,000 Performance Shares on March 26, 2010; and

•	he earned and was paid a bonus of $203,300 under our 2009 Bonus Plan.

Richard Maloney.  As Chief Operating Officer of the South Hill Division during Fiscal 2009, Mr. Maloney’s responsibilities were to oversee all of the merchandising, planning and allocation functions in addition to store operations of the South Hill Division. The Compensation Committee believes that Mr. Maloney is responsible for the improvement in both sales and margins in the South Hill Division during Fiscal 2009 and that overall he performed well.  Upon being promoted to Chief Merchandising Officer on February 15, 2010, he assumed responsibility for the merchandising, planning and allocation functions across the entire Company. He is a tremendously talented merchant and leader who has developed an in-depth understanding of our small town department store business model.

As a result of Mr. Maloney’s promotion and added responsibilities and his performance in Fiscal 2009,

•	his base salary was increased from $475,000 to $550,000 effective February 15, 2010;

•	his threshold, target and maximum bonus percentages under the 2010 Senior Executive Bonus Incentive Plan were increased from the 2009 Bonus Plan (15%-60%-120% to 17.5%-70%-140%);

•	he was granted 100,000 Stock Appreciation Rights and 25,000 Restricted Shares on February 15, 2010 at a grant price of $12.94;

•	he was granted 20,000 Performance Shares on March 26, 2010; and

•	he earned and was paid a bonus of $193,800 under our 2009 Bonus Plan.

Ernest Cruse.  After 44 years of dedicated service and invaluable contributions to our Company, Mr. Cruse retired effective March 1, 2010. During his long tenure at Stage, his many contributions have shaped the development, growth and success of our Company. He played a key role in our evolution and was instrumental in positioning us for future growth. The Compensation Committee believes that Mr. Cruse performed well in Fiscal 2009. Mr. Cruse earned and was paid a bonus of $127,500 under our 2009 Bonus Plan.

Ron Lucas. As Executive Vice President, Human Resources during Fiscal 2009, Mr. Lucas’ responsibilities were to oversee all recruitment, placement, training and development, benefits and compensation and associate relations for the entire Company.  He was instrumental in the hiring and retention of key business leaders and maintaining positive morale in Fiscal 2009 during a difficult business environment.  The Compensation Committee believes that Mr. Lucas performed well in Fiscal 2009.

As a result of Mr. Lucas’ performance in Fiscal 2009,

•	his base salary was increased from $345,000 to $357,100 effective April 1, 2010;

•	he was granted 6,000 Performance Shares and 18,000 Stock Appreciation Rights on March 26, 2010 at a grant price of $15.50; and

•	he earned and was paid a bonus of $117,300 under our 2009 Bonus Plan.

At their March 2010 meetings, the Compensation Committee and the Board took the following actions with respect to the compensation of the Company’s Named Executive Officers:

Base Salaries

Based on Mr. Hall’s performance during the 2009 fiscal year, in the case of Mr. Hall, and the input of Mr. Hall, in his capacity as our Chief Executive Officer, with respect to the individual performance of the other Named Executive Officers during the 2009 fiscal year, and with input from Hay Group with respect to market salary data of our Peer Group, the Committee and the Board approved the following base salaries for the Named Executive Officers for fiscal 2010.  Unless otherwise indicated, base salaries were adjusted effective April 1, 2010.

Executive/Title	2009 Base Salary	2010 Base Salary	Base Salary Increase
Mr. Hall	$750,000	$800,000	6.7%
Mr. Record (1)	$460,000	$550,000	19.6%
Mr. Maloney (2)	$475,000	$550,000	15.8%
Mr. Cruse (3)	$375,000	N/A	N/A
Mr. Lucas	$345,000	$357,100	3.5%
______________________________

(1)
Mr. Record was promoted to Chief Operating Officer of the Company on February 15, 2010, at which time his Base Salary was increased from $460,000 to $550,000 due to his increased duties and responsibilities.

(2)
Mr. Maloney was promoted to Chief Merchandising Officer of the Company on February 15, 2010, at which time his Base Salary was increased from $475,000 to $550,000 due to his increased duties and responsibilities.

(3)	Mr. Cruse retired from the Company effective March 1, 2010.

Based on Hay Group’s analysis, it was determined that our based salaries are generally at or below the median of our Peer Group.

2009 Bonus Plan Awards

As our 2009 Pre-Tax Earnings ($45,827,000) were 98% of our 2009 Financial Plan ($46,700,000), the following bonuses were awarded on March 26, 2010 for performance under the 2009 Bonus Plan at 68% of Bonus Target Levels:

2009 Bonus Plan Awards
Executive	Bonus Award	% of 2009 Base Salary
Mr. Hall	$408,000	54.4%
Mr. Record	$203,300	44.2%
Mr. Maloney	$193,800	40.8%
Mr. Cruse	$127,500	34.0%
Mr. Lucas	$117,300	34.0%

Long-Term Incentive Compensation Awards

            The following long-term equity incentive (“LTI”) awards were granted to the Named Executive Officers in consideration of their 2009 performance and as incentive for their future performance:

2010 LTI Awards

Executive	Performance Shares (1)	Stock Appreciation Rights (2)
Mr. Hall	25,000	100,000
Mr. Record	20,000	(3)
Mr. Maloney	20,000	(3)
Mr. Lucas	6,000	18,000
__________________________________

(1)
The Performance Shares cliff vest after a three-year measurement performance cycle (the “Performance Cycle”) which began on the first business day of the Company’s current fiscal year (January 31, 2010) and ends on the last business day of the Company’s 2012 fiscal year (February 2, 2013).  The number of Performance Shares earned will be based on the Company’s total shareholder return relative to the performance group of companies established by the Compensation Committee (the “Performance Group”). The number of shares reflected in the table above are the “Target Shares”, which means the number of shares of the Company’s common stock the Named Executive Officer will earn (and receive) at the end of the Performance Cycle if the Company’s results are in the middle (fiftieth percentile) of the Performance Group.

(2)	The Stock Appreciation Rights (“SARs”) have a grant price of $15.50 (the closing price of the Company’s common stock on March 26, 2010) and vest ratably over a four year period (i.e. 25% per year).
(3)
Upon their promotions on February 15, 2010, Messrs. Record and Maloney were each awarded (i) 100,000 SARs that have a grant price of $12.94, the closing price of the Company’s stock on February 12, 2010, and that will vest ratably over a four year period (i.e., 25% per year), and (ii) 25,000 shares of Restricted Stock that will cliff vest three years from the date of their promotion (i.e., February 15, 2013).

Reassessment of Perquisites

We provide our Named Executive Officers with several perquisites, including automobile allowances, estate planning allowances and cell phone allowances, as reflected in the All Other Compensation column in the 2009 Summary Compensation Table on page 36 and in the 2009 All Other Compensation Table on page 37 of this Proxy Statement.  These perquisites have historically been offered as a means of providing additional compensation to the Named Executive Officers through the availability of benefits that provide convenience in light of the extraordinary demands on our executive officers’ time.  At their March 2010 meetings, the Committee and the Board reviewed our policies with respect to perquisites to consider whether the perquisites should be maintained and whether, and to what extent, it may be appropriate for us to discontinue particular perquisites or to require repayment of the cost of perquisites.  The Committee and the Board believe that the perquisites we currently provide our Named Executive Officers are reasonable, competitive and consistent with our overall executive compensation program.

Executive Officer Employment Agreements

We expect to enter into updated Employment Agreements with Messrs. Hall, Record, Maloney and Lucas in 2010. The new Employment Agreements will replace existing Employment Agreements with those executive officers.  They are being implemented for the following primary reasons: (i) for compliance with Section 409A of the Internal Revenue Code, including the replacement of the former Change in Control definition with the Section 409A Change in Control definition and defining disability as set forth in the statute, and (ii) for title, base salary and other updating as needed.  The current Employment Agreements have been filed with the SEC and are listed as Exhibits to our Annual Report on Form 10-K for Fiscal 2009.  They can be reviewed on the SEC’s EDGAR database.  Conformed copies of any new Employment Agreements will be filed as Exhibits to our Quarterly Report on Form 10-Q for the quarter in which they are signed and thereby become effective.

Tax, Accounting and Other Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the CEO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders.)  The Committee’s policy is to design compensation programs that further our best interests and those of our shareholders and that preserve the tax deductibility of compensation expenses.

Incentive bonuses paid to executive officers under our Senior Executive Incentive Bonus Plan and awards granted under our 2001 Plan and our 2008 Plan are designed to qualify as performance-based compensation.  The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m).  In this regard, if the amount of base salary for any of our executive officers exceeds $1 million, which is not anticipated to be the case, any amounts over $1 million will not be deductible for federal income tax purposes.

As required under the tax rules, the Company must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years.  We last requested and received shareholder approval in 2008. Therefore, we are not seeking shareholder approval at the 2010 Annual Meeting.

Committee Considerations

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999) in its design of executive compensation programs.  In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our Named Executive Officers.  These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A as well as the overall income tax rules applicable to various forms of compensation.  While the Committee strives to compensate our Named Executive Officers in a manner that produces favorable tax and accounting treatment, its main objective is to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management.  Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2009 and in this Proxy Statement.

This Compensation Committee Report is provided by the following Independent Directors, who constitute all of the members of the Compensation Committee:

Michael L. Glazer (Chairman)
William J. Montgoris
Sharon B. Mosse
Cheryl Nido Turpin

2009 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our Named Executive Officers for our three fiscal years ended February 2, 2008 (“Fiscal 2007”), January 31, 2009 (“Fiscal 2008”) and January 30, 2010 (“Fiscal 2009”), with the exception of Messrs. Cruse and Lucas, who were not Named Executive Officers in Fiscal 2007 and Mr. Maloney, who was not a Named Executive Officer in Fiscal 2007 and Fiscal 2008.

Named and Principal Position	Fiscal Year		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($) (6)
		Salary ($)

Andrew T. Hall	2009	750,000	-	381,900	402,000	408,000	34,176	119,744	2,095,820
President and	2008	675,000 (7)	-	849,880	656,740	-	(70,936)	101,642	2,212,326
Chief Executive Officer	2007	634,615	79,625	529,740	352,000	-	13,279	118,358	1,727,617

Edward J. Record	2009	460,000	-	190,950	180,900	203,300	85,191	182,570	1,302,911
Chief Operating Officer and	2008	460,000	-	367,950	229,050	-	(66,905)	163,078	1,153,173
Chief Financial Officer	2007	386,154	52,325	598,800	614,000	-	(2,154)	119,599	1,768,724

Richard A. Maloney	2009	475,000	-	190,950	180,900	193,800	53	156,276	1,196,979
Chief Merchandising Officer

Ernest R. Cruse	2009	375,000	-	127,300	120,600	127,500	221,872	63,496	1,035,768
Executive Vice President,	2008	375,000	-	245,300	152,700	-	(219,830)	67,081	620,251
Store Operations

Ron D. Lucas	2009	345,000	-	76,380	72,360	117,300	489,208	66,239	1,166,487
Executive Vice President,	2008	345,000	-	147,180	91,620	-	(535,046)	64,503	113,257
Human Resources
_____________________________________________

(1)	The amounts shown in this column are discretionary cash bonuses awarded for performance in the fiscal year indicated, but paid during the subsequent fiscal year.

(2)
The amounts shown in this column reflect the grant date fair value for performance stock and restricted stock for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to our audited consolidated financial statements for Fiscal 2009 included in our Annual Report on Form 10-K for that fiscal year.  The 2007 and 2008 award values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values as required by SEC rules effective February 28, 2010. As a result, the amounts in the “Total ($)” column for 2007 and 2008 have also been recalculated from the amounts shown in prior Proxy Statements. Further information regarding the 2009 awards is included in the “2009 Plan-Based Awards” and “2009 Outstanding Awards at Fiscal Year-End” tables later in this Proxy Statement. The grant date fair value of the performance-based awards reflected in this column (the Performance Shares) is the Target payout based on the probable outcome of the performance criteria, determined as of the grant date.  The maximum potential values would be 200% of Target and would be as follows:  Mr. Hall ($763,800), Mr. Record ($381,900), Mr. Maloney ($381,900) and Mr. Lucas ($152,760).  As Mr. Cruse retired effective March 1, 2010, he will not be eligible to receive any payout of Performance Shares issued to him in 2008 or 2009.

(3)
The amounts shown in this column reflect the grant date fair value for stock options and SARs for the Named Executive Officers with respect to the fiscal year in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 8 to our audited consolidated financial statements for Fiscal 2009 included in our Annual Report on Form 10-K for that year. The 2007 and 2008 award values were recalculated from amounts shown in prior Proxy Statements to reflect their grant date fair values as required by SEC rules effective February 28, 2010. As a result the amounts in the “Total ($)” column for 2007 and 2008 have also been recalculated from the amounts shown in prior Proxy Statements. Further information regarding the 2009 awards is included in the “2009 Plan-Based Awards” and “2009 Outstanding Awards at Fiscal Year-End” tables later in this Proxy Statement.

(4)
Non-Equity Incentive Plan Compensation (performance based cash bonus) amounts include any amounts deferred under the Executive Deferred Compensation Plan. Amounts reflect performance based bonuses earned during the fiscal year covered (and paid during the subsequent fiscal year) under the applicable Senior Executive Incentive Bonus Plan.

(5)
All other compensation includes deferred compensation matching contributions, auto allowances, estate planning allowances, insurance premiums and other compensation, as set forth in the 2009 All Other Compensation Table below.

(6)
Since as described in footnotes (2) and (3) the 2007 and 2008 award values for performance stock, restricted stock, stock options and SARs were recalculated from the amounts shown in prior Proxy Statements to reflect their grant date fair values as required by SEC rules effective February 28, 2010, the amounts shown in this column for 2007 and 2008 were likewise recalculated from amounts shown in prior Proxy Statements.

(7)
On November 3, 2008 and as part of our succession plan, Mr. Hall was promoted to Chief Executive Officer and his title became President and Chief Executive Officer.  In connection with his promotion, Mr. Hall’s base salary was increased from $650,000 to $750,000.

2009 ALL OTHER COMPENSATION TABLE

The following table provides information concerning the compensation of our Named Executive Officers found in the “All Other Compensation” column of the 2009 Summary Compensation Table on page 36.

Name	Fiscal Year	Deferred Compensation Matching Contributions ($)	Auto Allowances ($)	Estate Planning Allowances ($)	Life Insurance Premiums ($)	Health Insurance Premiums ($)	Relocation Expense Reimburse-ments ($)	Tax Reimburse-ments ($)	Cell Phone Allowances ($)	Total ($)

Andrew T. Hall	2009	93,236	12,000	2,003	2,070	8,875	-	-	1,560	119,744
	2008	77,654	12,000	-	2,070	8,358	-	-	1,560	101,642
	2007	94,755	12,000	-	2,028	8,015	-	-	1,560	118,358

Edward J. Record	2009	48,244	12,000	1,338	1,041	8,875	69,595	39,917	1,560	182,570
	2008	53,424	12,000	2,006	1,036	8,358	53,823	30,871	1,560	163,078
	2007	40,049	8,769	-	506	4,430	44,653	20,052	1,140	119,599

Richard A. Maloney	2009	52,032	12,000	3,742	7,107	6,755	43,743	29,337	1,560	156,276

Ernest R. Cruse	2009	39,879	12,000	780	3,602	6,755	-	-	480	63,496
	2008	42,774	12,000	771	3,612	6,364	-	-	1,560	67,081

Ron D. Lucas	2009	38,758	12,000	2,112	5,054	6,755	-	-	1,560	66,239
	2008	39,511	12,000	-	5,068	6,364	-	-	1,560	64,503

2009 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information concerning each grant of an award made to a Named Executive Officer in Fiscal 2009 under any plan.  Definitions of Performance Shares, Restricted Stock and SARs as used in the footnotes to this table are found in the CD&A beginning on page 17 of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Andrew T. Hall	3/27/2009	-	-	-	7,500	30,000	60,000	-	-	-	-
	3/27/2009	-	-	-	-	-	-	-	100,000	9.77	402,000

Edward J. Record	3/27/2009	-	-	-	3,750	15,000	30,000	-	-	-	-
	3/27/2009	-	-	-	-	-	-	-	45,000	9.77	180,900

Richard A. Maloney	3/27/2009	-	-	-	3,750	15,000	30,000	-	-	-	-
	3/27/2009	-	-	-	-	-	-	-	45,000	9.77	180,900

Ernest R. Cruse	3/27/2009	-	-	-	2,500	10,000	20,000	-	-	-	-
	3/27/2009	-	-	-	-	-	-	-	30,000	9.77	120,600

Ron D. Lucas	3/27/2009	-	-	-	1,500	6,000	12,000	-	-	-	-
	3/27/2009	-	-	-	-	-	-	-	18,000	9.77	72,360

_______________________________

(1)
These columns reflect Performance Shares that vest over time in an amount depending on performance criteria.  The Performance Shares will vest after a three-year Performance Cycle based on the Company’s total shareholder return relative to the Performance Group, as described in the CD&A.

The “Threshold” number of shares refers to the lowest number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the twenty-fifth percentile of the Performance Group.  Performance results below the twenty-fifth percentile at the end of the performance cycle will result in the executives earning no shares under this equity grant.

The “Target” number of shares refers to the number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the fiftieth percentile of the Performance Group.

The “Maximum” number of shares refers to the number of shares of our common stock the Named Executive Officer can earn (and receive) at the end of the Performance Cycle if the results are at the one hundredth percentile of the Performance Group, which is twice the Target number of shares.

(2)	This column reflects SARs. The SARs vest ratably over a four-year period (i.e., 25% per year).

Employment Agreements

The Company has written Employment Agreements (the “Agreements”) with Andrew Hall, Edward Record, Richard Maloney and Ronald Lucas and had a written Employment Agreement with Ernest Cruse prior to his retirement on March 1, 2010 (individually an “Executive” and collectively, the “Named Executive Officers”). Under the terms of the respective Agreements, Mr. Hall is employed as President and Chief Executive Officer; Mr. Record is employed as Chief Operating Officer and Chief Financial Officer; Mr. Maloney is employed as Chief Merchandising Officer; and Mr. Lucas is employed as Executive Vice President, Human Resources. The Agreements provide for a Base Salary and annual incentive (bonus) compensation.  The Agreements also provide for perquisites such as an automobile allowance and a financial planning allowance and the Executive’s participation in all other bonus and benefit plans available to executive officers of the Company.  Provisions of the Agreements related to termination and Change in Control are discussed in “Potential Payments on Termination or Change In Control” beginning on page 44 of this Proxy Statement.

2009 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information, on an award by award basis, concerning unexercised options, stock that has not vested, and equity incentive plan awards for each Named Executive Officer outstanding as of the end of Fiscal 2009.   Market value is computed using the closing market price of our common stock on January 29, 2010, the last trading day prior to the end of our last completed fiscal year ($12.92).

	Options/SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options /SARs(#)	Option/ SARs Exercise Price ($/sh)	Option/ SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Andrew T. Hall	112,500	37,500	-	18.74	2/20/2013	-	-	-	-
	25,000	25,000	-	22.96	3/28/2014	-	-	-	-
	21,500	64,500	-	15.87	3/28/2015	-	-	-	-
	25,000	75,000	-	7.07	11/3/2015	-	-	-	-
	-	100,000	-	9.77	3/27/2016	-	-	-	-
	-	-	-	-	-	30,000	387,600	56,000	723,520

Edward J. Record	50,000	50,000	-	19.96	5/14/2017	-	-	-	-
	11,250	33,750	-	15.87	3/28/2015	-	-	-	-
	-	45,000	-	9.77	3/27/2016	-	-	-	-
	-	-	-	-	-	10,000	129,200	30,000	387,600

Richard A. Maloney	25,000	75,000	-	11.03	10/6/2015	-	-	-	-
	-	45,000	-	9.77	3/27/2016	-	-	-	-
	-	-	-	-	-	30,000	387,600	15,000	193,800

Ernest R. Cruse (4)	10,926	-	-	17.01	3/30/2012	-	-	-	-
	16,875	5,625	-	19.18	3/17/2013	-	-	-	-
	11,250	11,250	-	22.96	3/28/2014	-	-	-	-
	7,500	22,500	-	15.87	3/28/2015	-	-	-	-
	-	30,000	-	9.77	3/27/2016	-	-	-	-
	-	-	-	-	-	-	-	20,000	258,400

Ron D. Lucas	28,125	-	-	6.11	8/24/2011	-	-	-	-
	9,375	-	-	6.67	8/24/2011	-	-	-	-
	112,500	-	-	7.22	8/24/2011	-	-	-	-
	10,264	-	-	17.01	3/30/2012	-	-	-	-
	9,000	3,000	-	19.18	3/17/2013	-	-	-	-
	6,000	6,000	-	22.96	3/28/2014	-	-	-	-
	4,500	13,500	-	15.87	3/28/2015	-	-	-	-
	-	18,000	-	9.77	3/27/2016	-	-	-	-
	-	-	-	-	-	-	-	12,000	155,040

 __________________________________________

(1)	All stock options have vested. The future vesting dates of the SARs are as follows:

Name	Type of Award	Number of Options/ SARs (#)	Vesting Date

Andrew T. Hall	SARs	37,500	2/20/2010
	SARs	25,000	3/27/2010
	SARs	34,000	3/28/2010
	SARs	25,000	11/3/2010
	SARs	25,000	3/27/2011
	SARs	34,000	3/28/2011
	SARs	25,000	11/3/2011
	SARs	25,000	3/27/2012
	SARs	21,500	3/28/2012
	SARs	25,000	11/3/2012
	SARs	25,000	3/27/2013

Edward J. Record	SARs	11,250	3/27/2010
	SARs	11,250	3/28/2010
	SARs	25,000	5/14/2010
	SARs	11,250	3/27/2011
	SARs	11,250	3/28/2011
	SARs	25,000	5/14/2011
	SARs	11,250	3/27/2012
	SARs	11,250	3/28/2012
	SARs	11,250	3/27/2013

Richard A. Maloney	SARs	11,250	3/27/2010
	SARs	25,000	10/6/2010
	SARs	11,250	3/27/2011
	SARs	25,000	10/6/2011
	SARs	11,250	3/27/2012
	SARs	25,000	10/6/2012
	SARs	11,250	3/27/2013

Ernest R. Cruse	SARs	5,625	3/17/2010
	SARs	7,500	3/27/2010
	SARs	13,125	3/28/2010
	SARs	7,500	3/27/2011
	SARs	13,125	3/28/2011
	SARs	7,500	3/27/2012
	SARs	7,500	3/28/2012
	SARs	7,500	3/27/2013

Ron D. Lucas	SARs	3,000	3/17/2010
	SARs	4,500	3/27/2010
	SARs	7,500	3/28/2010
	SARs	4,500	3/27/2011
	SARs	7,500	3/28/2011
	SARs	4,500	3/27/2012
	SARs	4,500	3/28/2012
	SARs	4,500	3/27/2013

(2)
Reflects Restricted Stock that vests 30,000 shares on November 3, 2011, in the case of Mr. Hall, 10,000 shares that vest on May 14, 2010, in the case of Mr. Record and 30,000 shares that vest on October 6, 2011 in the case of Mr. Maloney.

(3)
Reflects Target amount of Performance Shares, which cliff vest after a three-year Performance Cycle based on our total shareholder return relative to the Performance Group, as described in the CD&A.  The vesting dates of these Performance Shares are as follows:

Name	Number of Performance Shares (#)	Vesting Date

Andrew T. Hall	26,000	1/29/2011
	30,000	1/28/2012

Edward J. Record	15,000	1/29/2011
	15,000	1/28/2012

Richard A. Maloney	15,000	1/28/2012

Ernest R. Cruse	10,000	1/29/2011
	10,000	1/28/2012

Ron D. Lucas	6,000	1/29/2011
	6,000	1/28/2012

(4)
Vesting and expiration dates shown in this and the following tables for Mr. Cruse’s outstanding equity awards as of fiscal year-end reflect the dates effective at fiscal year-end.  By virtue of his Retirement Agreement dated March 1, 2010, all of his outstanding equity awards have been canceled in exchange for cash payments.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during Fiscal 2009 for each of our Named Executive Officers on an aggregated basis.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)

Andrew T. Hall	-	-	-		-

Edward J. Record	-	-	10,000	(2)	109,300

Richard A. Maloney	-	-	-		-

Ernest R. Cruse	-	-	8,340	(3)	82,483

Ron D. Lucas	-	-	5,004	(3)	49,490
________________________________

(1)	Based on the average of the high and low market price of our common stock on the date of issuance.

(2)	Reflects restricted stock vested during Fiscal 2009.

(3)	Reflects shares earned on the 2006 Performance Shares.

2009 PENSION BENEFITS TABLE

The following table provides information on the pension benefits for our Named Executive Officers who are participants under a defined benefit plan sponsored by the Company (the “Stage Plan”), which was closed to new participants and was frozen effective June 30, 1998.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Mr. Cruse	Stage Plan	33	$288,351	-
Mr. Lucas	Stage Plan	14	$83,018	-
_________________________

(1)
Reflects the number of years of service credited to the Named Executive Officer under the Stage Plan, computed as of January 30, 2010, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2009. The Company does not have a policy for granting extra pension service.

(2)
The accumulated benefit is based upon a percentage of the participant's earnings (salary and bonus) during each year of credited service through the date the plan was frozen (June 30, 1998).  Any service after June 30, 1998 will continue to count toward vesting and eligibility for normal and early retirement for existing participants.  Both Messrs. Cruse and Lucas are eligible for early retirement benefits as they both meet the guidelines for early retirement which are at least age 55 and 10 years of vesting service.  If a pension plan participant elects an early retirement benefit, that benefit is calculated by taking the normal retirement benefit (single life annuity payable at age 65) and reducing it by 6% for each year prior to age 65 for the participant’s current age.  The measurement date used to determine pension benefit obligations was January 30, 2010.  The present value has been calculated assuming the named executive will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable monthly or in a lump sum consistent with the assumptions as described in Note 9 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended January 30, 2010, as filed with the SEC.  As described in Note 9, the discount rate assumption for Fiscal 2009 is 5.84%.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides Fiscal 2009 information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified to a Named Executive Officer.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last FYE ($)

Andrew T. Hall	93,236	93,236	34,176	-	623,604

Edward J. Record	83,685	48,244	85,191	-	364,591

Richard A. Maloney	52,032	52,032	53	-	147,557

Ernest R. Cruse	39,879	39,879	172,513	-	1,348,975

Ron D. Lucas	151,565	38,758	477,395	-	1,944,719
__________________________

(1)	Included in the amount reported as 2009 salary in the 2009 Summary Compensation Table.

Retirement Benefits

Deferred Compensation Plan

We provide a deferred compensation plan (the “Deferred Compensation Plan”) that provides executives and certain officers with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the Internal Revenue Code of 1986, as amended (the “Code”).  Generally the Code and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a 401(k) plan by highly compensated employees.  The Deferred Compensation Plan is intended to allow participants to defer income on a pre-tax basis.  Under the Deferred Compensation Plan, participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant.  We have established a grantor trust for the purposes of holding assets to provide benefits to the participants.  We will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus.

The Named Executive Officers have the opportunity to allocate the investment of the funds in their Participant Employee Account among fourteen investment options, including a Company Stock Investment Option.  In the case of the Company Stock Investment Option, the Deferred Compensation Plan provides the opportunity for increased pre-tax shareholding.

401(k) Savings Plan

We have a contributory 401(k) savings plan (the “401(k) Plan”) covering substantially all qualifying employees. Under the 401(k) Plan, participants may contribute up to 25% of their qualifying earnings, subject to certain restrictions.  We currently match 50% of each participant’s contributions, up to 6% of each participant’s compensation under the 401(k) Plan. We may make discretionary bi-weekly matching contributions during the year.

Frozen Defined Benefit Plan

We sponsor a defined benefit plan, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (the “Stage Plan”).  The Stage Plan was frozen effective June 30, 1998.  Of our Named Executive Officers, only Messrs. Cruse and Lucas are participants in the Stage Plan.  Please see the 2009 Pension Benefits Table on page 42 of this Proxy Statement for additional information concerning the Stage Plan.

Continuation of Medical Coverage

Upon the recommendation of the Compensation Committee and with the approval of the Board, a member of our management who has served at the level of Executive Vice President or higher will be allowed to continue medical coverage for himself or herself and his or her eligible dependants in our regular medical plan until he or she reaches the age of eligibility for Medicare Coverage (currently 65) provided that (i) he or she must continue to be available to us, (ii) he or she must pay the regular employee rate in effect for such coverage at the time, and (iii) this medical coverage must comply with applicable IRS rules and ERISA guidelines.

Potential Payments Upon Termination or Change In Control

In General

The tables below reflect the amount of compensation to be paid to each of our Named Executive Officers, other than Mr. Cruse, in the event of termination of that executive’s employment under different circumstances. Since he retired on March 1, 2010, information with respect to Mr. Cruse is not provided in the tables. However, information concerning the retirement of Mr. Cruse is found under “Transactions with Related Persons” on page 15 and “Significant 2010 Events Related to the Employment of our Named Executive Officers” on page 30 of this Proxy Statement.

Generally, under the post-termination arrangements described below, other than pursuant to a termination without Good Cause or for Good Reason, as defined on page 52, or pursuant to a Change in Control, as defined on page 52, a Named Executive Officer who terminates his employment, or whose employment is terminated, is entitled to receive solely those amounts earned by the Named Executive Officer through the date of termination.

The amount of compensation payable to each Named Executive Officer upon (i) termination without Good Cause or for Good Reason, (ii) termination without Good Cause or for Good Reason after a Change in Control, (iii) termination by the Company for Good Cause or by the executive without Good Reason, (iv) retirement, (v) death or (vi) disability, is shown below. The amounts shown assume that the termination was effective as of January 30, 2010, and thus include amounts earned through that date and are estimates of the amounts that would be paid out to the executives upon their termination. The dollar value of stock-based compensation is calculated using the closing share price of our common stock on Friday, January 29, 2010, the last trading day prior to the end of Fiscal 2009, which was $12.92. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from the Company.

Payments Made Upon Termination

Depending upon the manner in which a Named Executive Officer’s employment terminates, he may be entitled to receive the following payments and benefits:

•	any base salary and fringe benefits earned and unpaid through the date of termination;

•	severance pay equal to a multiple of the executive’s base salary plus the executive’s annual bonus target amount;

•
any incentive (performance) bonus for the fiscal year in which the termination occurs pro-rated through the date of termination provided the Board determines, in good faith, that the executive would have been entitled to receive a performance bonus for the fiscal year in which the termination occurred;

•	continuation of medical, dental, life insurance or disability insurance (“Fringe Benefits”) under which the executive is participating for a specified period;

•	payment for outplacement services up to a specified maximum amount;

•	gross-up payments for excise taxes, if any;

•	payment for financial/estate planning (“Financial Planning”) up to a specified maximum amount;

•	amounts accrued and vested through the Deferred Compensation Plan; and

•	vesting of outstanding stock options, SARs, restricted stock and performance shares.

The Named Executive Officers will not receive any compensation for any unused vacation days and upon termination of employment for any reason, any unused vacation days will be forfeited.

Payments Made Upon Termination Without Good Cause or For Good Reason

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him without Good Cause or that he terminated his employment agreement for Good Reason on January 30, 2010.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($) (1)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	$2.0 million	Amount earned and prorated through date of termination	$27,639	Provided for up to 1 year with $15,000 maximum	None	None	(2)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Record	$1.1 million	Amount earned and prorated through date of termination	$18,426	Provided for up to 1 year with $15,000 maximum	None	None	(2)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Maloney	$0.7 million	Amount earned and prorated through date of termination	$16,205	None	None	None	(2)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Lucas	$0.5 million	Amount earned and prorated through date of termination	$16,205	Provided for up to 1 year with $15,000 maximum	None	None	(2)	All unvested Stock Options, SARs and Performance Shares are forfeited

________________________

(1)	The amount shown reflects the estimated premiums to be paid by the Company on behalf of the Named Executive Officer for medical and dental insurance coverage.

(2)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Termination Without Good Cause or For Good Reason After a Change In Control

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him without Good Cause or that he terminated his employment agreement for Good Reason on January 30, 2010 as a result of a Change In Control.

Payments that a Named Executive Officer would be entitled to receive under a Change in Control are not considered by the Compensation Committee when making annual compensation decisions for the Named Executive Officers and do not factor into decisions made by the Company regarding other compensation elements.  Rather, these provisions in the employment agreements are intended to help provide us with continuity of management and continued focus on the business by senior management in the event of a Change In Control.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($) (1)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	$4.0 million	Amount earned and prorated through date of termination	$55,277	Provided for up to 2 years with $15,000 annual maximum	Gross up payments made to reimburse Executive's excise related taxes	Provided for up to 3 years with $10,000 annual maximum	(2)	Unvested Stock Options and SARs automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control

Mr. Record	$2.3 million	Amount earned and prorated through date of termination	$55,277	Provided for up to 1 year with $15,000 maximum	Gross up payments made to reimburse Executive's excise related taxes	Provided for 3 years with $7,500 annual maximum	(2)	Unvested Stock Options and SARs automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control

Mr. Maloney	$1.5 million	Amount earned and prorated through date of termination	$16,205	None	Gross up payments made to reimburse Executive's excise related taxes	None	(2)	Unvested Stock Options and SARs automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control

Mr. Lucas	$1.0 million	Amount earned and prorated through date of termination	$16,205	Provided for up to 1 year with $15,000 maximum	Gross up payments made to reimburse Executive's excise related taxes	Provided for 1 year with $5,000 annual maximum	(2)	Unvested Stock Options and SARs automatically vest; all Performance Shares are vested at target level and are payable to the Executive within 30 days of the effective date of the Change in Control

_________________________

(1)	The amount shown reflects the estimated premiums to be paid by the Company on behalf of the Named Executive Officer for medical and dental insurance coverage.

(2)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Termination by the Company for Good Cause or by the Executive without Good Reason

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that we terminated him for Good Cause or that he terminated his employment without Good Reason on January 30, 2010.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Record	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Maloney	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	All unvested Stock Options, SARs and Performance Shares are forfeited

Mr. Lucas	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	All unvested Stock Options, SARs and Performance Shares are forfeited

__________________________

(1)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Retirement

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that he retired as of January 30, 2010.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Record	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Maloney	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Lucas	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

_________________________

(1)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Death

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that his employment was terminated as a result of death as of January 30, 2010.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Record	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Maloney	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Lucas	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

_________________________

(1)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Payments Made Upon Disability

The following table shows the amounts payable to each of our currently employed Named Executive Officers assuming that his employment was terminated as a result of disability as of January 30, 2010.

Name	Severance	Incentive Bonus ($)	Fringe Benefits ($)	Max Outplacement ($)	Gross-Up ($)	Max Financial Planning ($)	Pension and Deferred Compensation ($)	Stock Options, SARs, Restricted Stock and Performance Shares ($)

Mr. Hall	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Record	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Maloney	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive

Mr. Lucas	None	Amount earned and prorated through date of termination	None	None	None	None	(1)	Unvested Stock Options and SARs fully vest and are exercisable within one year from termination date; all Performance Shares are vested at target level and are payable to the Executive
_________________________

(1)	Please see the 2009 Pension Benefits Table and the 2009 Nonqualified Deferred Compensation Table for these amounts.

Timing of Payments

The payments reflected in the foregoing tables will be paid as follows:

•	Severance payment will be made to the executive in a lump sum within thirty days of the date of termination;

•	Incentive bonus payments will be made to the executive in a lump sum on or before April 1 following the end of the fiscal year in which the termination occurred;

•	Fringe Benefits will be provided in accordance with our standard policies and practices;

•	Outplacement payments will be made directly to the entity providing outplacement services within thirty days of receipt of an invoice or statement from the entity providing the outplacement services;

•	Any Gross-Up payments will be paid to the Executive within fifteen business days of the receipt of an accounting firm’s determination as to the amount;

•	Financial Planning reimbursements will be made in accordance with our or our successor’s policies and procedures; and

•	Pension and Deferred Compensation payments will be made in accordance with the provisions of the respective plan.

Termination

In General.  The Employment Agreements of our Named Executive Officers provide that if the Executive is terminated by us for Good Cause (as defined below), the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights as of the date of termination.

If the Executive is terminated by us without Good Cause or terminates his employment for Good Reason (as defined below), the Executive will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, (ii) an amount equal to two times in the case of Mr. Hall, one and one-half times in the case of Mr. Record, and one time in the case of Messrs. Maloney and Lucas the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate (as defined below) in effect as of the date of termination, (iii) the Incentive Compensation for the fiscal year in which the termination occurs pro-rated through the date of termination, (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of termination for a period of 24 months in the case of Mr. Hall  and 12 months in the case of Messrs. Record, Maloney and Lucas from the date of termination, and (v) payment of outplacement services for a period of 24 months in the case of Mr. Hall and 12 months in the case of Messrs. Record, Maloney and Lucas from the date of termination with payments not to exceed $15,000 for any 12 month period, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights in the Company as of the date of termination.

If the Executive terminates his employment without Good Reason, the Executive will be entitled to receive any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of termination, and the Executive will automatically forfeit any unvested stock options, warrants or similar rights as of the date of termination.

Change in Control-Messrs. Hall and Record.  If a Change in Control (as defined below) occurs, and during the period beginning 3 months before and ending 24 months after the Change in Control, we or our successor terminates the Employment Agreement without Good Cause or the Executive terminates his employment with us or our successor with Good Reason, the Executive will be entitled to receive:  (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination, (ii) an amount equal to three times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate in effect as of the date of the Change in Control or termination, (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination, (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of Change in Control or termination for a period of 36 months from the date of the Change in Control or termination, (v) payment of outplacement services for a period of 12 months from the date of the Change in Control or termination with payments not to exceed $15,000, and (vi) continuation of the financial planning allowance for a period of 36 months from the date of the Change in Control or termination, with payments not to exceed $10,000 for any 12 month period in the case of Mr. Hall and $7,500 in the case of Mr. Record, and all the Executive’s stock options, warrants or similar rights will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and we or our successor shall be obligated to compensate the Executive for any options or rights the Executive does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Employment Agreement.

Change in Control-Messrs. Maloney and Lucas.  If a Change in Control occurs and the Executive is not employed with us or our successor thereafter, the Executive will be entitled to receive: (i) any Base Salary earned and unpaid, and certain fringe benefits accrued and unpaid, through the date of the Change in Control or termination; (ii) an amount equal to two times the aggregate of the Base Salary plus the Incentive Compensation at the Target Rate in effect as of the date of the Change in Control or termination; (iii) the Incentive Compensation for the fiscal year in which the Change in Control or termination occurs pro-rated through the date of the Change in Control or termination; (iv) continuation of certain fringe benefits to which the Executive is participating as of the date of Change in Control or termination for a period of 12 months from the date of the Change in Control or termination; (v) payment of outplacement services, not to exceed $15,000, for a period of 12 months from the date of the Change in Control or termination; and (vi) continuation of the financial planning allowance for a period of 12 months from the date of the Change in Control or termination, and all stock options, warrants or similar rights of the Executive will immediately become fully and completely vested and exercisable as of the date of the Change in Control or termination and we or our successor shall be obligated to compensate the Executive for any options or rights the Executive does not exercise within 60 days of the date of the Change in Control or termination at the price and in the manner described in the Employment Agreement.

Gross-Up Payments.  If any payment to the Named Executive Officer due to a Change in Control subjects the Executive to any excise tax, we will pay to the Executive a gross-up payment to compensate the Executive for the amount of the excise tax.

Defined Terms.  Definitions for some of the terms used in this discussion in the order they are first used are as follows:

“Good Cause” means the Executive’s (i) conviction of, or plea of nolo contendere (no contest) or guilty to, any criminal violation involving dishonesty, fraud or moral turpitude; (ii) gross negligence; (iii) willful and serious misconduct; (iv) breach of trust or fiduciary duty in the performance of his duties or responsibilities; (v) willful failure to comply with reasonable directives and policies of the Board; or (vi) breach of any term or provision of his Employment Agreement.

“Good Reason”  shall exist if, without the Executive’s express written consent, we: (i) materially reduce or decrease the Executive’s Base Salary from the level in effect on the date of the Employment Agreement; (ii) fail to include the Executive in any incentive compensation plans, bonus plans, or other plans and benefits provided by us to other executive level executives; (iii) materially reduce, decrease or diminish the nature, status or duties and responsibilities of the Executive’s position from those in effect on the date of the Employment Agreement, and the reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the Executive’s performance of assigned duties and responsibilities or the hiring by us of an executive senior to the Executive; or (iv) require the Executive to regularly perform the duties and responsibilities of his position at a location that is more than fifty (50) miles from the location of the Executive’s principal place of employment.  Notwithstanding the above, Good Reason does not include the death, disability or voluntary retirement of the Executive or any other voluntary action taken by or agreed to by the Executive related to the Executive’s position or his employment with us or our subsidiaries.

“Change in Control” shall be deemed to have occurred:

(a)  on such date within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A 3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

(b)  as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or

(c)  the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest.  Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.

For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.

“Incentive Compensation” means compensation based upon our operating results for a fiscal year.

“Target Rate” means the amount of Incentive Compensation calculated as a percentage of the Base Salary in effect during a fiscal year, which percentage is determined and may be adjusted by our Board based on our operating results for a fiscal year.

2009 DIRECTOR COMPENSATION TABLE

The following table provides information concerning the compensation of our Independent Directors for their service as Directors during Fiscal 2009.  Cheryl Nido Turpin was not a Director in Fiscal 2009

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($)	Total ($)

Alan J. Barocas	55,500	108,575	-	-	-	-	164,075

Michael L. Glazer	63,500	108,575	-	-	-	-	172,075

John T. Mentzer	63,500	108,575	-	-	17,936	-	190,011

William J. Montgoris	119,500	108,575	-	-	-	-	228,075

Sharon B. Mosse	39,167	108,575	-	-	52,795	-	200,537

James R. Scarborough	-	-	-	-	-	350,000 (5)	350,000

David Y. Schwartz	15,500	108,575	-	-	73,356	-	197,431
______________________________________________

(1)
The amounts shown in this column reflect the amount of cash compensation earned for 2009 for Board and committee service.  Directors may elect to receive the Annual Retainer, the Lead Independent Director Retainer, the Committee Chairman Fee and such other compensation as the Board may deem appropriate, as the case may be, either (a) in restricted stock, deferred stock units (“DSU”), cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned, or (b) in cash or restricted stock at a later date.  See “Compensation of Directors” below.

(2)	The amounts shown in this column reflect the dollar amounts of the aggregate grant date fair value of stock awards granted in 2009 for the named Directors in accordance with SEC rules.

(3)	No stock options were awarded to Directors in 2009.

(4)	The amounts shown reflect deferred compensation as well as the increase in value related to the DSUs from dividends and changes in market price of our common stock.

(5)
Reflects the amount of consulting fees we paid Mr. Scarborough for services rendered to us under the terms of   his Consulting Agreement.  So long as the Consulting Agreement is in effect, he will not be entitled to receive any compensation he would otherwise receive or be entitled as a non-employee Director.

Compensation of Directors

The compensation of our Independent Directors is set by the Board at the recommendation of the Corporate Governance and Nominating Committee (the “CGNC”). In developing its recommendations, the CGNC is guided by the following objectives: compensation should fairly pay Independent Directors for work required in a company our size and compensation should align the Independent Directors’ interests with the long-term interest of our shareholders. Hay Group prepares competitive compensation analyses regarding both the Peer Group and the broader market for similarly situated companies and advises the CGNC on the level and design of compensation programs for the Independent Directors.  The Chairman of the CGNC works directly with Hay Group to determine the scope of the work needed to assist the CGNC in its decision making processes.

Directors who are our full-time employees receive no additional compensation for serving on the Board.  Directors who are not our full-time employees receive the following compensation:

Annual Retainer.  Directors receive a $40,000 Annual Retainer, which is earned and paid pro rata over their term at the beginning of each month. The Annual Retainer is intended to compensate the Director for attendance at regularly scheduled quarterly Board meetings, as well as consultation and participation in teleconference meetings held for periodic Board updates.

Lead Independent Director Retainer.  In addition to the Annual Retainer, the Lead Independent Director receives a $70,000 Lead Independent Director Retainer, which is earned and paid pro rata over his or her term at the beginning of each month.  The Lead Independent Director Retainer is intended to compensate the Lead Independent Director for the additional duties set forth in the Governance Guidelines.

Special Board Meeting Fee.  Directors receive a Special Board Meeting Fee of $1,500 per meeting for their preparation and attendance at special meetings of the Board (may be by teleconference) called for the purpose of specific actions by the Board (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of the Board.  No additional meeting fee is to be paid for attendance at regular quarterly board meetings.

Committee Meeting Fees.  Directors receive (a) a Regular Committee Meeting Fee of $1,000 per meeting for their preparation and attendance at regular quarterly meetings of the Committees on which they serve, and (b) a Special Committee Meeting Fee of $1,000 per meeting for (i) their preparation and attendance at Committee meetings (may be by teleconference) called for the purpose of specific actions by their Committees (consents, resolutions, etc.) and held at times other than in conjunction with regular quarterly meetings of their Committees, and (ii) their preparation and attendance at “ad hoc” Board Committee assignments held at times other than in conjunction with regular quarterly meetings of their Committees or the Board.

Committee Chairman Fees.  The Chairman of the Audit Committee receives a Committee Chairman Fee of $15,000 per year and the Chairmen of the Compensation and Corporate Governance and Nominating Committees receive a Committee Chairman Fee of $10,000 per year.  The Committee Chairman Fee is earned and paid pro rata over the Chairman’s term at the beginning of each month.

Stock Options and Restricted Stock Grants:

•
Initial Grant.  Upon a Director’s initial election to the Board, the Director will be granted, at the Director’s election, either (a) stock options to purchase our common stock, or (b) restricted shares of the our common stock, in either case valued at $50,000 based on a Net Present Value (the “Initial Grant”).  The exercise price and the share price used in granting stock options and the share price used in granting restricted shares shall be equal to the closing price of our common stock on the date the Director is elected to the Board.  The Initial Grant will vest 25% per year over four years from the date of grant and if stock options are granted, they will expire if not exercised within seven years from the date of grant.

•
Reelection Grant.  Upon a Director’s reelection to the Board, the Director will be granted restricted shares of our common stock valued at $100,000 based on a Net Present Value (the “Reelection Grant”).  The share price used in granting the restricted shares shall be equal to the closing price of our common stock on the date the Director is reelected to the Board.  The Reelection Grant will vest, on a cliff basis, one year from the date of grant.

•
Forfeiture of Grants. A Director will forfeit any unvested Initial Grant and Reelection Grants if the Director ceases to be a Director at any time prior to their vesting date other than due to (i) the fact that the Director’s age prohibits the Director from serving as a Director, (ii) death, or (iii) disability (as determined by the Board), at which time the unvested Initial Grant and Reelection Grants will fully vest.

Reimbursement of Expenses.  Directors shall be reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, Board Committee meetings and “ad hoc” committee assignments.

Election Concerning Receipt of Certain Compensation.  Under our Amended and Restated 2003 Non-Employee Director Equity Compensation Plan (the “Plan”), a Director may elect to receive the Annual Retainer, the Lead Independent Director Retainer, Special Board Meeting Fees, Committee Meeting Fees, Committee Chairman Fee and such other compensation as the Board may deem appropriate, as the case may be, either (a) in restricted stock, deferred stock units, cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned, or (b) in cash or restricted stock at a later date.  Any issuance of restricted stock in lieu of cash will be made by us on such terms and conditions as the Board may establish.  In any event, in order to receive restricted stock, a Director must, at a minimum, (a) notify us of his or her current election to receive restricted stock by executing an applicable Election Form, and (b) execute a Shareholder Agreement by which the Director agrees not to sell any of the restricted stock until the Director leaves the Board.

Health Benefits.  We have made arrangements with our medical provider to offer medical and dental coverage to the Directors and their eligible family members. The cost to the Directors will be the same premiums our active employees pay through their payroll deductions.

ITEM 2 – RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010

In General

The Board has approved the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for our 2010 fiscal year (“Fiscal 2010”).  This selection is being presented to the shareholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the selection by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2010.  Deloitte & Touche LLP has been our independent auditor since our 2000 fiscal year.  The Board has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Exchange Act.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting.  He or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions during the meeting.  For additional information regarding our relationship with Deloitte & Touche LLP, please refer to the Audit Committee Report below.

Principal Accountant Fees and Services

The Audit Committee selected, and we retained, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”), as our independent registered public accounting firm to audit our consolidated financial statements for 2009 and 2008 and to provide various advisory, auditing and consulting services in 2009 and 2008.  We understand the need for the Deloitte Entities to maintain objectivity and independence in their audit of our financial statements and internal controls.  We do not use the Deloitte Entities for internal audit work and will only use the Deloitte Entities for non-audit work when the Audit Committee concludes that the Deloitte Entities are the most appropriate provider of that service.  The Audit Committee annually evaluates whether our use of the Deloitte Entities for non-audit services is compatible with the Deloitte Entities’ independence.  The aggregate fees billed by the Deloitte Entities in 2009 and 2008 for these various services were as follows:

Description of Professional Service	Amount Billed
	2009	2008
Audit Fees are fees for (i) the audit of our annual financial statements, (ii) review of financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal control over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.	$898,380	$971,049
Audit-Related Fees are for professional services rendered in connection with the application of financial accounting and reporting standards, as well as acquisition related matters.	-	-
Tax Fees are fees for compliance, tax advice, and tax planning.	-	-
All Other Fees are fees for any service not included in the first three categories. Indicates fees for services related to the audit of the financial statements of our Nonqualified Deferred Compensation Plan (Senior Executives) (the “Plan”), which are included in the Plan’s Annual Report on Form 11-K. All services were approved by the Audit Committee.	$16,450	$17,000

Pre-Approval Policies

The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm and the Audit Committee has established the following pre-approval policies and procedures.  Annually, the Audit Committee pre-approves services to be provided by our independent registered public accounting firm.  The Audit Committee also considers the engagement of our independent registered public accounting firm to provide other services during the year.  Requests for approval are submitted to the Audit Committee by our management.  Requests are required to include an adequate explanation of the services in sufficient detail for the Audit Committee to determine whether the request is consistent with the SEC’s rules on auditor independence.  In determining whether to approve the engagement of our independent registered public accounting firm, the Audit Committee considers whether such service is consistent with the independence of the registered public accounting firm.  The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.

Audit Committee Report

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, which is responsible for expressing an opinion on whether the consolidated financial statements present fairly, in all material respects, the Company’s financial position, results of operations and the related cash flows in conformity with accounting principles generally accepted in the United States of America and whether the Company maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee met regularly with Deloitte & Touche LLP and the Company’s internal audit staff, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, Deloitte & Touche LLP’s opinions regarding the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.  The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting contained the Company’s Annual Report on Form 10-K for the year ended January 30, 2010 as filed with the SEC, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the same Annual Report on Form 10-K related to its audits of (i) the Company’s consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has concluded that Deloitte & Touche LLP did not provide any prohibited non-audit services to the Company and its affiliates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for 2009 for filing with the SEC.  The Audit Committee also selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2010.

This Audit Committee Report is provided by the following Directors, who constitute all of the members of the Audit Committee:

David Y. Schwartz (Chairman)
Alan J. Barocas
William J. Montgoris

Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm For Fiscal 2010

Deloitte & Touche LLP has been selected by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiary for Fiscal 2010.  Consequently, the Board has approved the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2010.

Your Board of Directors recommends a vote FOR the following proposal:

RESOLVED that the selection by the Audit Committee of the firm of Deloitte & Touche LLP, as independent registered public accounting firm for the Company for Fiscal 2010, is hereby ratified.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                The following tables provide information as of January 30, 2010 concerning (i) our 2001 Plan and our 2008 Plan, under both of which our common stock is authorized for issuance to officers, Directors and other key employees in the form of restricted stock, upon the exercise of stock options and stock appreciation rights (SARs) granted to them, and as the result of performance shares granted to them, and (ii) our  Amended and Restated 2003 Non-Employee Director Compensation Plan (the "2003 Director Plan"), under which our common stock is authorized for issuance to non-employee Directors in lieu of all or a portion of their cash compensation if they so elect.

AS OF JANUARY 30, 2010

Plan category	Number of securities to be issued upon exercises of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders:
2001 Plan (1)	3,599,440	(2)	$15.26	649,514
2008 Plan	1,025,000	(2)	$9.68	1,725,000
2003 Director Plan	23,104	(3)	(4)	201,896	(5)

Equity compensation plans not approved by security holders	None		None	None
Total	4,647,544		$14.96	2,576,410

___________________________________

(1)
The number of securities remaining available for future issuance under the 2001 Plan has been reduced to reflect an aggregate of 288,000 shares at the Target Number that may be issued as a result of the grant of performance shares and 208,221 shares of restricted stock issued under the 2001 Plan.

(2)
The weighted average remaining contractual life of these outstanding options and SARs is 3.4 years for the 2001 Plan and 6.1 years for the 2008 Plan.  The weighted average remaining contractual life for the 2001 Plan and the 2008 Plan together is 4.0 years.

(3)
Reflects Deferred Stock Units ("DSUs") issued under the 2003 Director Plan.  The number of DSUs credited to a Director's account is computed by dividing (i) the amount of compensation the Director has elected to defer by (ii) the average of the high and low prices of the Company's stock for the five trading days prior to the first day of the term of the Director during which the election has been made.  An election, once made, is irrevocable for the applicable period to which it relates.  The number of shares of common stock to be distributed to a Director will be equal to the number of DSUs credited to a Director's account.

(4)	Not applicable.

(5)
Shares granted under the 2003 Director Plan are solely for non-employee Directors that elect to receive their fees or retainers in lieu of cash.  There is no Company match or premium applied to compensation received in the form of equity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers (“reporting persons”) to file reports with the SEC disclosing their ownership, and changes in their ownership of our common stock.  Copies of these reports must also be furnished to us.

Based solely upon our review of the copies of reports furnished to us and written representations that no other reports are required, during 2009, we believe that all of our Directors and executive officers made all required filings on a timely basis except for the following:

•
On March 31, 2009, Senior Vice President Russell Lundy II filed a Form 4 with the SEC on a timely basis reporting, among other things, the grant of Stock Appreciation Rights (“SARs”) to him by the Company.  Due to an inadvertent administrative error by the Company, the number of SARs (10,000) included on the Form 4 was not correct. On being informed of the error on January 21, 2010, Mr. Lundy filed an amendment to the Form 4 on January 22, 2010 reporting the correct number of SARs (12,000).

ADDITIONAL INFORMATION

Voting Securities

Shareholders of record at the close of business on April 12, 2010, will be eligible to vote at the Annual Meeting.  The voting securities of the Company consist of its $0.01 par value common stock, of which 38,449,491 shares were outstanding on April 12, 2010.  Each share outstanding on that date will be entitled to one vote.  Treasury shares are not voted.  Individual votes of shareholders are kept private, except as appropriate to meet legal requirements.  Access to proxies and other individual shareholder voting records is limited to the Independent Inspector of Election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Vote Required for Approval

The nominees receiving the six highest vote totals (a plurality) of the votes cast at the Annual Meeting in person or by proxy will be elected as Directors.  All other matters require for approval the favorable vote of a majority of shares voted at the Annual Meeting in person or by proxy.  Abstentions, if any, will not be counted as votes cast.  Therefore, they will have no effect on the outcome of the other matters to be voted on at the Annual Meeting.

Broker Non-Vote

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”). There is an important change this year regarding broker non-votes and Director elections. See “Important Change” below for information about the change.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on the election of Directors.

Important Change: A change to NYSE Rule 452 became effective January 1, 2010 no longer permits brokers to vote in the election of Directors if the broker has not received instructions from the beneficial owner. This represents a change from prior years, when brokers had discretionary voting authority in the election of Directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Manner for Voting Proxies

The shares represented by all valid proxies received by mail, or submitted by telephone or the Internet will be voted in the manner specified.  Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:  (i) for the nominees for Director named in this Proxy Statement and (ii) for ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2010. Should any matter not described above be properly presented at the Annual Meeting, the persons named in the Proxy Card will vote in accordance with their judgment.

Voting in Person at the Annual Meeting

We encourage shareholders to submit proxies in advance by telephone, by the Internet or by mail. Shareholders may also vote in person at the annual meeting, or may execute a proxy designating a representative to vote for them at the meeting. If your shares are held in street name and you wish to have your shares voted for the election of Directors, you must either (i) instruct the record holder how to vote your shares, (ii) vote your shares by phone or the Internet, or (iii) bring a brokerage statement or other proof of ownership of State Store stock as of the Record Date with you to the Annual Meeting.

Other Matters to be Presented

The Board knows of no other matters which may be presented at the Annual Meeting.  If any other matters properly come before the Annual Meeting, including any adjournment or adjournments thereof, proxies received in response to this solicitation will be voted upon such matters in the discretion of the person or persons named in the Proxy Card.

Solicitation of Proxies

Proxies will be solicited on behalf of the Board by mail or in person, and all solicitation costs will be paid by the Company.  Upon written request, copies of this Proxy Statement, the Proxy Card and our Annual Report for 2009 will be furnished to holders of record, as well as to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such holders for their reasonable expenses. BNY Mellon Shareowner Services has been retained to assist in soliciting proxies at a fee of $7,500 plus reasonable out-of-pocket costs.

Shareholders of Record Requesting Copies of the Company’s 2009 Annual Report

A copy of our 2009 Annual Report on Form 10-K will be furnished without charge to shareholders beneficially or of record at the close of business on April 12, 2010, on written request to Bob Aronson, Vice President, Investor Relations, at 10201 Main Street, Houston, TX 77025.

Electronic Access to Proxy Statement and Annual Report

This Proxy Statement, our Annual Report to Shareholders for Fiscal 2009 and our Annual Report on Form 10-K for Fiscal 2009 are available at http://bnymellon.mobular.net/bnymellon/ssi. This Proxy Statement (DEF 14A) and our Annual Report on Form 10-K for Fiscal 2009 are also available on the SEC’s EDGAR database at www.sec.gov.

Documents Available in Print

In addition to being posted with printer friendly versions on the Investor Relations/Corporate Governance site on our website (www.stagestoresinc.com), our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee Charters, our Corporate Governance Guidelines, our Code of Ethics for Senior Officers and our Code of Ethics and Business Conduct are available in print to any shareholder who requests them.  Written requests should be made to Bob Aronson, Vice President, Investor Relations, at 10201 Main Street, Houston, TX 77025.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

STAGE STORES, INC.	VOTE BY INTERNET http://www.proxyvoting.com/ssi Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
OR
VOTE BY TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. There is no charge to you for this call.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
OR
VOTE BY MAIL To vote by mail, mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope.

72541      Fulfillment
                 72541

‚ FOLD AND DETACH HERE ‚

The Board of Directors recommends a vote “FOR” items 1 and 2.

Please mark your votes as indicated in this example	☒

ITEM 1 – ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 Alan Barocas	☐	☐	☐	1.4 William Montgoris	☐	☐	☐	ITEM 2 – Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for Fiscal 2010.	☐	☐	☐

1.2 Michael Glazer	☐	☐	☐	1.5 David Schwartz	☐	☐	☐	ITEM 3 – Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

1.3 Andrew Hall	☐	☐	☐	1.6 Cheryl Turpin	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted “FOR” Items 1 and 2.

I plan to attend the Annual Meeting	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Admission Ticket

STAGE STORES, INC.

Annual Meeting of Shareholders

Date – June 10, 2010

Time – 1:00 p.m. local time

Location – Stage Stores Corporate Headquarters

10201 Main Street, Houston, TX 77025

ADMITTANCE MAY BE DENIED WITHOUT A TICKET

In accordance with the Company’s security procedures, all persons attending the Annual Meeting must present an Admission Ticket and picture identification. If you are a shareholder of record and plan to attend the meeting in person, please bring this admission Ticket with you to the meeting. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

‚ FOLD AND DETACH HERE ‚

STAGE STORES, INC.

Proxy for the 2010 Annual Meeting of Shareholders
June 10, 2010

THIS PROXY IS SOLICITED ON BEHALF OF STAGE STORES, INC.’S
BOARD OF DIRECTORS

The undersigned hereby appoints Andrew Hall and Edward Record, and each of them, as proxies for the undersigned with full power of substitution to vote all shares of Stage Stores, Inc.’s common stock which the undersigned may be entitled to vote at the 2010 Annual Meeting of Shareholders of Stage Stores, Inc. to be held at the Company’s headquarters in Houston, Texas on Thursday, June 10, 2010 at 1:00 P.M. local time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other matters as may properly come before the meeting or any adjournment thereof.

Voting instructions are set forth on the reverse side.

Important notice regarding the Internet availability of proxy materials for the 2010 Annual Meeting of Shareholders: Stage Stores, Inc.’s 2010 Notice of Annual Meeting and Proxy Statement, and Stage Stores, Inc.’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended January 30, 2010, are available at: http://bnymellon.mobular.net/bnymellon/ssi

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed on the other side)\